Exhibit 10.16

617 EASTLAKE BUILDING

OFFICE LEASE AGREEMENT

Landlord:	BLUME ROY BUILDING LLC

Tenant:	NANOSTRING TECHNOLOGIES, INC.

Date:	DECEMBER 26, 2013

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Exhibits:

A	—	Premises Plan
B	—	Description of Property
C	—	Tenant Improvement Workletter
D	—	Rules and Regulations
E	—	Additional Provisions
F	—	Estoppel Certificate
G	—	Subordination Agreement
H	—	Parking Agreement and Parking Rules and Regulations

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617 EASTLAKE BUILDING

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT is made as of this 26th day of December, 2013, by and between BLUME ROY BUILDING LLC, a Washington limited liability company (hereinafter referred to as “Landlord”), and NANOSTRING TECHNOLOGIES, INC., a Delaware corporation (hereinafter referred to as “Tenant’).

LEASE SUMMARY

Section 1.1	The Building

(a)	Name:	617 Eastlake Building
(b)	Address:	617 Eastlake Avenue East Seattle, Washington 98109
(c)	Total Rentable Area of Building	81,871 sq. ft.

The Premises

(a)	Total Rentable Area:	8,754 sq. ft.
(b)	Floor Location:	Floor 4
(c)	Suite Number:	#410

Section 2.1	Use of Premises

Use of Premises:	General Office

Section 3.1	Lease Term

(a)	Target Lease Commencement Date	February 1, 2014
(b)	Term	Thirty-One (31) Months

Section 4.1	Basic Rent

Period	Space A & B	Total Basic Rent Per Month
1 – 12	$29.00	$22,007.17
13 – 24	$29.75	$22,554.30
25 – 31	$30.50	$23,101.42

Section 4.2	Operating Expenses

(a)	Tenant’s Proportionate Share:	10.69% of Rentable Area of Building
(b)	Base Year	2014

Section 5.1	Security Deposit

Security Deposit:	$23,101.42

Section 5.2	Prepaid Rent

Prepaid Rent:	$0.00

Section 19.1	Addresses for Notices

(a)	Landlord:	(b) Tenant:

Blume Company Real Estate 617 Eastlake Avenue East, Suite 340 Seattle, Washington 98109 Attn: Gregory G. Blume		NanoString Technologies, Inc. 530 Fairview Avenue North, Suite 2000 Seattle, Washington 98109 Attn: Legal Department

With a copy to: Pacifica Law Group 1191 2nd Avenue, Suite 2100 Seattle, WA 98101-2945 Attn: Rich Moore

Section 21.13

(a)	Landlord’s Leasing Representative (Broker/Salesperson):	Jesse Ottele & Cavan O’Keefe

(b)	Landlord’s Leasing Representative (Firm):	CBRE

(c)	Address:	1420 Fifth Avenue Suite #1700 Seattle, Washington 98101

(d)	Tenant’s Leasing Representative (Broker/Salesperson):	Pat Pendergast and Kevin Harris

(e)	Tenant’s Leasing Representative (Firm):	Washington Partners

(f)	Address:	701 Pike Street, Suite 1025 Seattle, Washington 98101

Section 21.23 Stipulated Parking Spaces:	2 parking spaces per 1,000 square feet of rentable area comprising Premises

617 EASTLAKE BUILDING

OFFICE LEASE AGREEMENT

ARTICLE 1. PREMISES

Section 1.1 Premises Defined. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon the terms and conditions hereinafter set forth, those certain premises and improvements consisting of the floor area and the location described in the Lease Summary and designated on the plan attached hereto as Exhibit A (hereinafter referred to as the “Premises”). For convenience in drafting, portions of the Premises are sometimes referred to as “Space A” and “Space B”. Space B is depicted on Exhibit A by [cross hatching] and Space A is the entirety of the Premises less Space B. The Premises are located in the building known as the 617 Eastlake Building (the “Building”) which is situated in the City of Seattle, County of King, State of Washington and located upon the real property described in Exhibit B (the “Property’).

Section 1.2 Alterations. Tenant acknowledges that Exhibit A sets forth the floor plan for the floor(s) of the Building on which the Premises is located and the location of the Premises therein. Landlord may in its reasonable discretion increase, decrease, or change the number, locations and dimensions of any hallways, lobby areas and other improvements shown on Exhibit A that are not within the Premises. Landlord reserves the right from time to time (a) to install, use, maintain, repair, relocate and replace pipes, ducts, conduits, wires, and appurtenant meters and equipment for service to the Premises or to other parts of the Building which are above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas of the Building which are located within the Premises or located elsewhere in the Building; (b) to alter or expand the Building; and (c) to alter, relocate or substitute any of the Common Areas, as defined in Section 1.4 below. Notwithstanding anything in this Lease to the contrary, Landlord shall ensure that the Common Areas are commensurate with those offered in class A office projects in Seattle. In exercising its rights under this Section or any other comparable Section of this Lease, Landlord shall make commercially reasonable efforts to minimize interference with access to and use of the Premises or any Common Areas (including parking). If Landlord engages in any construction or alterations within the Premises, such work shall be performed at times acceptable to Tenant and Landlord shall repair all damage to the improvements in the Premises as a result of such work.

Section 1.3 Condition of Premises. The Premises are leased by Landlord and accepted by Tenant in an “as is” condition, subject to Landlord’s correction of any latent defects and to those improvements, alterations or modifications required pursuant to Article 7 below, and the requirement of Landlord to complete the improvements specified therein. Nothing in this Section 1.3 will relieve Landlord of its ongoing repair, maintenance and operational obligations hereunder. In addition, and notwithstanding the foregoing, Landlord agrees at its cost to deliver the Premises to Tenant (i) in material compliance with all applicable laws, codes, ordinances and regulations; (ii) free of any Hazardous Substances in violation of applicable laws; (iii) with all systems and utilities serving the Premises in good working order; and (iv) broom clean and free of other occupants or their personal property or equipment.

Section 1.4 Common Areas. So long as this Lease is in effect, Tenant, its licensees, invitees, customers and employees shall have the non-exclusive right to use all entrances, lobbies, and other public areas of the Building (the “Common Areas”) in common with Landlord, other Building tenants, and their respective licensees, invitees, customers and employees. The use of the Common Areas shall be subject to the terms and conditions of this Lease.

ARTICLE 2. BUSINESS PURPOSE AND USE

Section 2.1 Permitted Uses. Tenant shall use the Premises solely for the purposes specified in the Lease Summary, and for no other business or purpose without the prior written consent of the Landlord.

Section 2.2 Prohibited Uses. Tenant shall not do or permit anything to be done in or about the Premises, nor bring or keep anything therein, which will (a) in any way increase the existing rate of or affect any policy of fire or other insurance upon the Building or any of its contents, or cause a cancellation of any insurance policy covering any part thereof or any of its contents; (b) unreasonably obstruct or unreasonably interfere with the rights of other tenants or occupants of the Building or injure or unreasonably annoy any of them; or (c) use or allow the Premises to be used for any improper, unlawful or objectionable purposes. Tenant shall not cause, maintain or permit any nuisance in, on or about the Premises, nor shad Tenant commit or suffer to be committed any waste in, on or about the Premises. Tenant shall not place upon or install in windows or other openings any signs, symbols, drapes, or other material without written approval of Landlord. Tenant shall not place any object or barrier within, or otherwise obstruct, any of the Common Areas.

Section 2.3 Compliance With Laws. Tenant shall at all times comply with all laws, ordinances and any regulations promulgated by any governmental authority having jurisdiction over Tenant’s particular use of the Building and/or the Premises. To the extent Landlord is required by the City of Seattle, Washington to maintain carpooling and public transit programs, Tenant shall cooperate in the implementation and use of these programs by and among Tenant’s employees.

ARTICLE 3. TERM

Section 3.1 Term. The term of this Lease shall commence on the first day of the calendar month in which the earlier of the following dates occurs (such first day of the calendar month shall be referred to as the “Lease Commencement Date”):

3.1.1 The date that is the later of (a) February 1, 2014; or (b) the date on which Landlord achieves Substantial Completion of the Tenant Improvements (as defined in Exhibit C) and delivers the Premises to Tenant; or

3.1.2 The date that Tenant takes possession or beneficial occupancy of all or any portion of the Premises (provided that Tenant’s early access to the Premises for purposes of installing FF&E shall not constitute possession of beneficial occupancy).

Provided, that if the first to occur of Sections 3.1.1 or 3.1.2 above falls on a day other than the first day of a calendar month, Tenant’s Basic Rent obligation for the first month of the Lease Term (as defined below) identified in Section 5.2(b) of the Lease Summary shall be prorated based upon the number of days from and including the first to occur of Sections 3.1.1 or 3.1.2 above to the last day of such first month.

From the Lease Commencement Date, the term of this Lease shall continue for the time period specified in the Lease Summary, the expiration of which shall be the Termination Date of this Lease, unless this Lease is sooner terminated as hereinafter provided. The period between the Lease Commencement Date and the Termination Date shall be referred to as the “Lease Term” or “Term”. The Landlord and Tenant acknowledge that certain obligations under the provisions of this Lease may be binding upon them prior to the Lease Commencement Date, such as, but not limited to, the provisions of Exhibit C, and Landlord and Tenant shall be bound by such provisions prior to the Lease Commencement Date.

Section 3.2 Lease Year. “Lease Year” shall mean that period of twelve (12) consecutive months which ends on December 31 of each year and which falls within the Term of this Lease; provided, however, the first Lease Year (which may be a partial Lease Year) shall mean that period from the Lease Commencement Date until the December 31 first occurring after the Lease Commencement Date and the last Lease Year (which may be a partial Lease Year) shall mean that period from the January 1st last occurring during the Term of this Lease until the Termination Date.

Section 3.3 Possession by Tenant. Landlord shall deliver to Tenant, and Tenant shall accept from Landlord, possession of the Premises, upon Substantial Completion of Landlord’s Work (as defined in Exhibit C); provided that Landlord shall provide Tenant with at least five (5) days prior written notice of such date. The parties shall together inspect the Premises upon such Substantial Completion, and Landlord shall thereafter correct any punchlist items as soon as reasonably possible. If the Premises and Tenant Improvements are not substantially completed by sixty (60) days following the Target Lease Commencement Date, as specified in the Lease Summary, or if the Premises is not delivered to Tenant within such period of time, then Tenant shall have the right to terminate the lease upon written notice to Landlord delivered prior to the date of substantial completion with no further liability to the Tenant.

ARTICLE 4. RENT

Section 4.1 Basic Rent. Tenant shall pay to Landlord as minimum rental for the use and occupancy of the Premises the “Basic Rent” as specified in the Lease Summary. Basic Rent shall be payable in Monthly Rent Installments of the amount specified in the Lease Summary, on or before the first day of each month of the Lease Term beginning on the Lease Commencement Date. Basic Rent for any partial year shall be prorated based upon the actual number of months left in such partial year. The Monthly Rent Installment for any partial month shall be prorated based upon the actual number of days in that partial month.

Section 4.2 Additional Rent; Operating Expenses.

4.2.1 During the Term and commencing with respect to the Lease Year immediately following the Base Year, in addition to Basic Rent, Tenant shall pay to Landlord as “Additional Rent”, in accordance with this Section 4.2 “Tenant’s Proportionate Share” (as hereinafter defined) of the total dollar increase, if any, in “Total Operating Expenses” (as hereinafter defined) attributable to each Lease Year over Total Operating Expenses for the Base Year identified in the Lease Summary (“Base Operating Expenses”). Notwithstanding anything herein to the contrary, Tenant shall in no event pay less than the Basic Rent in any calendar year.

4.2.2 “Tenant’s Proportionate Share” shall be computed by dividing the Total Rentable Area of the Premises by the Total Rentable Area of the Building. Tenant’s Proportionate Share upon the Lease Commencement Date for the entire Premises is as specified in the Lease Summary,

4.2.3 “Rentable Area of the Building” and “Rentable Area of the Premises” are defined as those areas obtained by measuring the Building and Premises using Landlord’s method of measurement, which method is based substantially on the method of measuring floor area in office buildings specified in the American National Standard Publication ANSI/BOMA Z65-1-2010 published by the Building Owners and Managers Association International (otherwise known as “BOMA Standard’). The Total Rentable Area of the Premises exceeds the usable area of the Premises to include, among other things, a pro rata share of hallways, restrooms, and other common elements located on the floor on which the Premises are located. The Basic Rent stipulated in the Lease Summary shall be neither increased nor decreased based on subsequent measurements of the Rentable Area of the Building or Premises.

4.2.4 Landlord shall provide Tenant with a written estimate of Total Operating Expenses for each Lease Year not later than one hundred eighty (180) days after the start of each Lease Year during the Lease Term. Tenant shall then pay to Landlord, monthly in advance, one-twelfth (1/12) of Tenant’s Proportionate Share of the estimated amount by which Total Operating Expenses for the said Lease Year are expected to exceed the Base Operating Expenses. In the event any item of actual Operating Expenses, including without limitation those items identified in subparagraph 4.2.6 below, increases five percent (5%) or more in price or cost over any twelve (12) month period, Landlord shall have the option to proportionally increase the amount of Tenant’s monthly remittance on account of any such increase upon thirty (30) days’ written notice from Landlord to Tenant.

4.2.5 Within one hundred eighty (180) days after the end of every Lease Year during the Lease Term following the Base Year, Landlord shall provide the Tenant with a written statement of the actual Total Operating Expenses for that Lease Year. If the amount by which the actual Total Operating Expenses for such year exceeds the Base Operating Expenses should exceed the estimated amount paid by Tenant with respect to such Lease Year, then Tenant shall pay Landlord the additional amount due to the Landlord within thirty (30) days and, if the amount by which the actual Total Operating Expenses for such year exceeds the Base Operating Expenses should be less than the estimated Total Operating Expenses paid by Tenant for that Lease Year, then Landlord shall credit, against future Additional Rent due under this Lease, the amount of any overpayment by Tenant or shall refund such sum to Tenant if the Lease has expired.

4.2.6 “Operating Expenses” as used herein shall mean all costs, expenses and other charges incurred by Landlord in connection with the ownership, operation, repair and maintenance of the Property and the Building as an office building in Seattle, Washington, including but not limited to:

4.2.6.1 Wages, salaries and fringe benefits of all employees and contractors engaged in the management, operation and maintenance of the Property and/or the Building; employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied against Landlord on those wages and salaries; and the cost to Landlord of disability and hospitalization insurance and pension or retirement benefits for these employees;

4.2.6.2 All supplies and materials used in the operation and maintenance of the Property and/or the Building;

4.2.6.3 Cost of water and power, and cost of heating, lighting, air conditioning and ventilating the Building, the Common Areas and the Premises, which costs shall be based on either Tenant’s Proportionate Share or separately allocated to the Premises, at Landlord’s option, based upon either direct usage, if separately metered, or an appropriate allocation among all tenants consuming those services as measured from the meter monitoring this usage;

4.2.6.4 The electrical costs incurred in the operation of the “chiller” for the Building, which shall be allocated pro rata among the Building tenants;

4.2.6.5 Cost of maintenance and replacement of machinery, tools and equipment (if owned by Landlord) and for rental paid for such machinery, tools and equipment (if rented) used in connection with the operation or maintenance of the Building;

4.2.6.6 All premiums and deductibles (deductibles not to exceed $10,000 per year) on policies of public liability, property damage, automobile, garage keepers, rental loss and any other policies of insurance maintained by Landlord with respect to the Property, Building or any insurable interest therein. Cost of casualty and liability insurance applicable to the Property and/or the Building, the improvements therein, and Landlord’s personal property used in connection therewith;

4.2.6.7 Cost of janitorial services, repairs and general maintenance;

4.2.6.8 Any capital improvements made or installed (a) to be in compliance with any applicable government statutes, ordinances, regulations or other requirements not applicable on the date hereof, and (b) for purposes of saving labor or otherwise reducing applicable operating costs, provided that such capital costs shall be amortized over the useful life of such improvements, as determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item;

4.2.6.9 Costs in connection with maintaining and operating any garage owned by the Landlord for use by tenants of the Building;

4.2.6.10 All taxes and assessments and governmental charges whether federal, state, county or municipal and any other taxes and assessments attributable to the Property and/or the Building or its operation, including without limitation real property taxes and assessments and any tax or other levy, however denominated, on or measured by the rental collected by the Landlord with respect to the Building, or on Landlord’s business of leasing the Building, but excluding federal and state or local taxes on income. If at any time during the Lease Term a tax, license fee or excise on rents or other tax, however described, is levied or assessed against Landlord on account of the rent expressly reserved hereunder, as a substitute in whole or in part for taxes levied or assessed on land and buildings or on land or buildings, such tax or excise on rents or other tax shall be included within the definition of Operating Expenses, but only to the extent of the amount thereof which is lawfully levied, assessed or imposed as a direct result of Landlord’s ownership of this Lease or of the rentals accruing under this Lease;

4.2.6.11 The cost of maintaining any public transit system, vanpool, or other public or semi-public transportation imposed upon Landlord’s ownership and operation of the Building;

4.2.6.12 Cost of all accounting and other professional fees incurred in connection with the operation of the Property and/or the Building;

4.2.6.13 A management fee, not to exceed current market rates or 5% of gross rents, which may be payable to the Landlord (or an affiliate of Landlord); and

4.2.6.14 Cost of replacing lamps, bulbs, starters and ballasts used in the Building, other than those for which the cost is billed directly to a tenant.

Notwithstanding anything above to the contrary, Operating Expenses shall not include the following items: expenses for which the Landlord is reimbursed or indemnified (either by an insurer, condemnor, tenant or otherwise) or that Tenant pays directly; marketing costs or other expenses incurred in leasing or procuring tenants or prospective tenants (including, without limitation, lease commissions, legal expenses, and expenses of renovating space for tenants); legal expenses arising out of disputes with tenants or the enforcement of the provisions of any lease of space in the Building or other tenant disputes; interest or amortization payments on or other expenses relating to any mortgage or mortgages, and rental under any ground or underlying lease or leases or costs of any underlying easements; costs of any work or service performed for or facilities furnished to a tenant at the tenant’s cost; the cost of correcting defects (latent or otherwise) in the construction of the Building, except those conditions (not occasioned by construction defects) resulting from wear and tear shall not be deemed defects; and costs of capital improvements, replacements, or equipment or any depreciation and amortization thereof (except as provided in Section 4.2.6.8 above); reserves; costs of entertainment, dining, automobiles, travel or training for Landlord’s employees; costs of any disputes between Landlord and its employees or management company; the initial cost of installing any special amenities, such as a child or daycare, conference facilities, or a fitness center or other athletic or recreation club and all costs of operating and maintaining any such amenity if revenue is collected with respect to such amenity; costs relating to the initial design, development, permitting or construction of the Building, including but not limited to costs of any mitigation or impact fees or subsidies imposed or incurred as a condition of the development or construction of the Building; the cost of initial cleaning and rubbish removal from the Building; the initial cost of any landscaping; costs of building or construction permits; costs of purchasing any F.A.R. bonuses; replacement or repair of any item covered by warranty; any real estate brokerage commissions or other costs incurred in selling or financing the Building or the Property or any interest in Landlord; costs incurred due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building or any law, code, regulation, or ordinance; compensation paid to clerks, attendants or other persons in commercial concessions operated by or on behalf of Landlord (excluding parking garage); costs incurred to comply with disability, life, seismic, fire and safety codes, ordinances, statutes, or other laws applicable to the Property in its condition existing as of the date hereof or any penalties or damages incurred due to non-compliance; any costs expressly excluded from Operating Expenses elsewhere in this Lease; rentals and other related expenses for leasing an HVAC system, elevators, or other items which if purchased, rather than rented, would constitute a capital improvement excluded from Operating Expenses; costs incurred to remove, remedy, contain, or treat any Hazardous Substance (as defined in Article 20), except for those Hazardous Substances used in the operation of the Building and used in compliance with all applicable laws; costs of repair of casualty damage or for restoration following condemnation, except for a deductible or self-insurance retention not to exceed $10,000 per year; wages, bonuses and other compensation or benefits paid to executive employees; costs of any work or services relating to any property other than the Building; any cost representing an amount paid to a person, firm, corporation or other entity related to Landlord to the extent in excess of the amount which would have been paid for comparable services from comparably qualified providers in the absence of such relationship; any cost (including rent) associated with operating a property management office except for the reasonable amount thereof that is proportionate to the services performed at such office pertaining to the Building; interest, penalties, late fees or charges incurred by Landlord due to late payment of expenses or taxes; costs of acquiring or leasing sculptures, paintings and other works of art; taxes on Landlord’s business (such as income, excess profits, franchise, capital stock, estate or inheritance); charitable or political contributions; costs incurred (capital or otherwise) in order for the Building, or any portion thereof, to apply for, obtain or maintain a certification pursuant to the United States Green Building Council’s Leadership in Energy and Environmental Design rating system, or other applicable certification agency, in connection with Landlord’s sustainability practices for the Building and all costs of maintaining, managing, reporting and commissioning the Building or any part thereof that was designed and/or built to be sustainable and conform with the LEED rating system (or other applicable certification standard); and surcharges or other costs to purchase “green” or other renewable energy unless mandated by law.

Landlord and Tenant shall each from time to time upon request of the other sign a written memorandum confirming the amount of the Additional Rent as adjusted from time to time hereunder. In computing Operating Expenses for any period (including, without limitation, the Base Operating Expenses), if less than one hundred percent (100%) of the rentable area of the Building are occupied by tenants during such period, the amount of Operating Expenses will be deemed to be increased to an amount equal to the like Operating Expenses which would have been incurred in Landlord’s reasonable judgment had such occupancy been one hundred percent (100%) of the rentable area of the Building during such period.

4.2.7 Tenant shall have the right, upon fulfillment of the conditions set forth below, to conduct one (1) audit of the Landlord’s books and records covering the Operating Expenses for a particular calendar year to verify the accuracy of the Landlord’s determination of the Operating Expenses for such period. The conditions which must be met before Tenant shall have the right to audit the books and records of a particular calendar year are as follows:

4.2.7.1 Tenant must provide Landlord not less than thirty (30) days’ prior written notice of the Tenant’s election to audit (the “Tenant’s Notice of Audit”), together with the information concerning the auditor as outlined in subsection 4.2.7.4 below, which Tenant’s Notice of Audit and information must be delivered to Landlord within ninety (90) days after Tenant’s receipt of the Landlord’s statement of actual Operating Expenses for a particular calendar year.

4.2.7.2 Tenant’s audit must be undertaken and completed by Tenant or its agents at reasonable times during Landlord’s normal business hours at the place where the Landlord’s records are kept in Seattle. Said audit must be completed within sixty (60) days of Tenant’s, Notice of Audit for a particular calendar year.

4.2.7.3 Tenant shall not entitled to conduct an audit if Tenant is in default after receipt of notice and expiration of any applicable cure period under this Lease at the time Tenant gives its Tenant’s Notice of Audit or at the time the Tenant or its agent undertakes the audit.

4.2.7.4 At the time the Tenant delivers its Tenant’s Notice of Audit to Landlord, the Tenant shall also provide evidence reasonably acceptable to the Landlord that the audit will be a “fair and true audit.” For the purposes hereof, the term “fair and true audit’ shall mean that the review of the subject books and records shall be undertaken and completed by the Tenant, its officers or employees, or by an independent accounting firm being paid on an hourly basis and that in no event will the party auditing the books (or that party’s employer or principal) directly or indirectly base the compensation or fees for such audit work upon a percentage of the savings found or the return due the Tenant by reason of that audit.

4.2.7.5 The Tenant’s rights to audit the Landlord’s books and records shall be strictly limited to the right set forth above and the Tenant shall have no right to audit any of the Landlord’s books or records for any calendar year before or after the Lease Term or for any calendar year other than the immediately preceding calendar year as set forth above. All costs and expenses of the audit shall be borne solely by the Tenant.

4.2.7.6 A true and correct copy of the audit shall be delivered to the Landlord within fifteen (15) days of the completion of such audit if Tenant requests a credit for overpayment, Any overpayment shown by such audit shall be subject to the Landlord’s prompt verification and, upon such verification, shall be given to the Tenant as a credit against Tenant’s payment of Rent next falling due or, if after the expiration of the Term, shall be paid directly to Tenant. If Landlord and Tenant do not agree on the amount of any overpayment, the parties shall work in good faith to resolve the matter but if despite such negotiations cannot agree then they shall appoint an independent third party auditor to resolve the matter and such determination shall be final and binding on both parties.

Section 4.3 Rent. The terms “Rent” and “Rental” as used in this Lease shall mean all amounts to be paid hereunder by Tenant whether those sums are designated as Basic Rent or Additional Rent and as adjusted by the terms of this Lease. Failure by Tenant to pay any sum of Rent due under this Article 4 shall entitle Landlord to pursue any or all remedies specified in this Lease as well as remedies specified in RCW Chapter 59.12 or otherwise allowed by law.

Section 4.4 Place of Payment. All Rent shall be paid to the Landlord on or before the first day of each calendar month at the address to which notices to Landlord are to be given. All Rental payments to be made hereunder, whether Basic Rent, or Additional Rent or otherwise, are to be made without deduction, setoff, prior notice or demand by Landlord, except as otherwise provided herein.

ARTICLE 5. SECURITY DEPOSIT AND PREPAID RENT

Section 5.1 Security Deposit. Contemporaneously with Tenant’s execution of this Lease, Tenant shall pay to Landlord the sum set forth as the Security Deposit in the Lease Summary as security for the full and faithful performance of every provision of this Lease to be performed by Tenant. If Tenant defaults with respect to any provision of this Lease, including but not limited to the provisions relating to the payment of Rent, the repair of damage to the Premises caused by Tenant and/or cleaning the Premises upon termination of this Lease, Landlord may use, apply or retain all or any part of this Security Deposit for the payment of any Rent or any other sum in default, the repair of such damage to the Premises, the cost of cleaning or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default to the full extent permitted by law. If any portion of said Security Deposit is so used or applied, Tenant shall, within ten (10) days after written demand therefore, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount and Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep Tenant’s Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within ten (10) days after the expiration of the Lease Term. Tenant may elect to provide the Security Deposit in the form of an irrevocable standby letter of credit in favor of Landlord and which is in form approved by Landlord, which letter of credit shall renew automatically throughout the Term of the Lease unless Tenant elects to replace the letter of credit with a cash security deposit.

Section 5.2 Prepaid Rent. Intentionally Deleted.

ARTICLE 6. TAXES

Section 6.1 Personal Property Taxes. Tenant shall pay before delinquency all license fees, public charges, property taxes and assessments on the furniture, fixtures, equipment and other property of or being used by Tenant at any time situated on or installed in the Premises.

Section 6.2 Business Taxes. Tenant shall pay before delinquency all taxes and assessments or license fees levied, assessed or imposed by law or ordinance, by reason of the use of the Premises for the specific purposes set forth in this Lease.

ARTICLE 7. MAINTENANCE, REPAIRS AND ALTERATIONS

Section 7.1 Landlord’s and Tenant’s Improvements. Landlord will improve the Premises for Tenant’s use and occupancy in accordance with Exhibit C attached hereto.

Section 7.2 Services to Be Furnished by Landlord. Subject to reimbursement pursuant to Section 4.2 above, Landlord shall provide the following services during standard hours of operation of the Building. These standard hours of operation are 7:00 a.m. to 6:00 p.m., Monday through Friday (except as provided below). Landlord will also provide central heat and air conditioning from 7:00 a.m. to 12:00 noon on Saturdays.

7.2.1 Public utilities shall be caused to furnish the Premises with electricity and water (hot and cold, with Landlord providing any necessary equipment for heating water) utilized in operating any and all facilities serving the Premises at all times (i.e., not limited to standard hours of operation);

7.2.2 Central heat and air conditioning in season, at such times as Landlord normally furnishes these services to other tenants in the Building and at temperatures and in amounts as are reasonably considered by Landlord to be standard, but this service at times during the weekdays at other than standard hours of operation for the Building, on Saturday afternoons, Sundays and holidays shall be furnished only upon request of Tenant, who shall pay for such overtime HVAC service at a rate of $55.00 per hour. All payments for such overtime HVAC service shall be due at the same time as the next installment of Basic Rent after receipt of an invoice for such amount, or if billed separately, shall be due within thirty (30) days after Tenant’s receipt of Landlord’s invoice;

7.2.3 Routine maintenance, painting and electric lighting service for all Common Areas and special service areas of the Building in the manner and to the extent deemed by Landlord to be standard and consistent with the operation and maintenance of the Building as a first-class office building in Seattle, Washington;

7.2.4 Janitorial service on a five (5) day week basis, excluding Fridays, Saturdays, and legal holidays;

7.2.5 Electrical facilities to provide sufficient power for typewriters, servers, copiers, fax machines, lighting, personal computers and other office machines of similar electrical consumption, but not including electricity required for electronic data processing equipment, special lighting in excess of building standard, and any other item of electrical equipment which (itself) consumes more than .5 kilowatts per hour at rated capacity or requires a voltage other than 120 volts single phase per square foot. If any electrical equipment installed in the Premises requires air conditioning capacity above that provided by the building standard system, then the additional air conditioning installation and corresponding operating costs will be the separate obligation of the Tenant;

In the event Tenant desires any of the aforementioned services in amounts in excess of those specified above, Landlord shall provide these additional services and Tenant shall pay Landlord as Additional Rent hereunder the cost of providing these additional services. Failure by Landlord to any extent to furnish any of the above services, or any cessation thereof, resulting from causes beyond the control of Landlord, shall not render Landlord liable in any respect for damages to either person or property, nor shall that event be construed as an eviction of Tenant, nor result in an abatement of Rent, nor relieve Tenant from any of Tenant’s obligations hereunder (including, but not limited to, the payment of Rent). Should any of the equipment or machinery utilized in supplying the services listed herein for any cause cease to function properly, Landlord shall use commercially reasonable diligence to repair that equipment or machinery promptly, but Tenant shall have no right to terminate this Lease, and shall have no claim for a reduction, abatement or rebate of Rent or damages on account of any interruption in service occasioned thereby or resulting therefrom.

Section 7.3 Tenant’s Maintenance and Repairs. Tenant shall be obligated to maintain and to make all repairs, replacements or additions of any kind whatsoever to all personal property located within the Premises and to all trade fixtures, and furnishings located within the Premises. Tenant also shall be responsible for maintaining and replacing all specialty lamps, bulbs, starters and ballasts.

Section 7.4 Tenant’s Alterations. Subject to Landlord’s prior written approval, Tenant may make, at its expense, additional improvements or alterations to the Premises which it may deem necessary or desirable. Landlord’s approval to any improvements or alterations may be withheld in Landlord’s sole discretion if such improvements or alterations require any other alteration, addition, or improvement to be performed or made to any portion of the Building other than the Premises or any non-leased portion of the Building (e.g., risers, plenum or utility closets) but shall otherwise not be unreasonably withheld, conditioned or delayed. Any repairs or new construction by Tenant shall be done in compliance with all applicable laws, rules, and regulations (including, without limitation, the Americans with Disabilities Act of 1990 (the “ADA”) and in conformity with plans and specifications reasonably approved by Landlord and shall be performed by a licensed contractor reasonably approved by Landlord; provided, however, Landlord’s consent to any alterations or improvements, or Landlord’s approval of plans and specifications for such alterations or improvements shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules, and regulations (including, without limitation, the ADA). All work performed shall be done in a workmanlike manner and with materials of the quality and appearance as exist throughout the Premises. Landlord may require Tenant to remove and restore any improvements or alterations on the termination of this Lease in accordance with Section 13.2 below provided Landlord has notified Tenant in writing of same at the time of Landlord’s approval. However, in no event shall Tenant be required to remove or restore any of the Tenant Improvements performed pursuant to Exhibit C.

Section 7.5 Liens. Tenant shall keep the Premises and the Building free from any liens arising out of any work performed, material furnished, or obligations incurred by Tenant. If Tenant disputes the correctness or validity of any claim of lien, Tenant shall, within thirty (30) days after written request by Landlord, post or provide security in a form and amount acceptable to Landlord to insure that title to the Property remains free from the lien claimed. Landlord hereby agrees to subordinate its lien rights under RCW 60.72 to the lien of Tenant’s commercial lender(s) and will execute a commercially reasonable form of agreement confirming this subordination recognizing the rights of Tenant’s lender and the interests of Landlord.

ARTICLE 8. INSURANCE

Section 8.1 Use; Rate. Tenant shall not do anything in or about the Premises which will in any way tend to increase insurance rates paid by Landlord on policies of liability or casualty insurance maintained with respect to the Building and/or Property. In no event shall Tenant carry on any activities which would invalidate any insurance coverage maintained by Landlord.

Section 8.2 Liability Insurance. Tenant shall during the Lease Term, at its sole expense, maintain in full force a policy or policies of commercial general liability insurance issued by one or more insurance carriers, insuring against liability for injury to or death of persons and loss of or damage to property occurring in or on the Premises and any portion of the Common Area which is subject to Tenant’s exclusive control. Said liability insurance shall be in an amount not less than Two Million Dollars ($2,000,000.00) combined single limit for bodily and personal injury and property damage per occurrence and not less than Five Million Dollars ($5,000,000.00) in the aggregate.

Section 8.3 Worker’s Compensation Insurance. Tenant shall at all times maintain Worker’s Compensation Insurance in compliance with Washington law.

Section 8.4 Property Insurance. Tenant shall pay for and maintain in full force and effect during the term of this lease a property insurance policy or policies with responsible insurers which provide all risk coverage on all stock in trade, trade fixtures, equipment, and other personal property located in the premises and used by tenant in connection with its business. Such insurance shall provide coverage in an amount not less than one hundred percent of replacement value.

Section 8.5 Compliance With Regulations. Landlord shall, at its own expense, deliver the Premises to Tenant in compliance with all requirements, including installation of fire extinguishers, or automatic dry chemical extinguishing systems, required by insurance underwriters or any governmental authority having jurisdiction thereover, necessary for the maintenance of reasonable fire and extended insurance for the Premises and/or Building.

Section 8.6 Landlord Insurance and Waiver of Subrogation.

8.6.1 At all times during the term of this lease Landlord shall maintain a property insurance policy or policies with responsible insurers covering the Premises (including without limitation the Tenant Improvements) and the Building which provide all risk coverage including an endorsement for sprinkler leakage, and ordinance and law requirements after a casualty. Such insurance shall provide coverage in an amount not less than 100% of replacement value of the Building. Proceeds of such insurance shall be used by Landlord to repair or replace the damaged portion of the Building and/or Premises to the extent required under this Lease.

8.6.2 Landlord and Tenant release and relieve the other and waive their entire right of recovery for loss or damage to property located within or constituting a part or all of the Building to the extent that the loss or damage either (a) is actually covered by the injured party’s property insurance, or (b) would have been covered by the property insurance the injured party is required to carry under this Article 8. This waiver applies regardless of the cause or origin of the claim including without limitation loss due to the negligent acts or omissions of Landlord or Tenant, or their respective officers, directors, employees, agents, contractors, or invitees. Each of Landlord and Tenant shall have their respective property insurers endorse the applicable insurance policies to reflect the foregoing waiver of claims, provided however, that the endorsement shall not be required if the applicable policy of insurance permits the named insured to waive rights of subrogation on a blanket basis, in which case the blanket waiver shall be acceptable.

Section 8.7 General Requirements.

8.7.1 All policies of insurance required to be carried hereunder by Tenant shall be written by companies licensed to do business in Washington and which have A.M. Best rating of not less than A-A/11 or better in the ‘Best’s Key Rating Guide”. Tenant shall, when requested by Landlord, furnish Landlord with a certificate evidencing insurance required to be maintained by Tenant pursuant to this Article 8 and shall satisfy Landlord that each such policy is in full force and effect,

8.7.2 The commercial general liability insurance required to be carried under Section 8.2 above shall be primary and non-contributing with the insurance carried by Landlord.

8.7.3 Each policy required under Section 8.2 shall expressly include as additionally insured thereunder, the Landlord, Landlord’s property manager, and any person or firm designated by the Landlord and having an insurable interest thereunder, hereinafter called “Additional Insured,” as their respective interests may appear.

8.7.4 All insurance policies maintained by Tenant shall not be subject to cancellation in coverage except upon at least thirty (30) days’ prior written notice to Landlord from Tenant. Commercially standard certificates of insurance evidencing such policies shall be deposited with Landlord on the Lease Commencement Date and not less than ten (10) days prior to the expiration of the term of such coverage.

8.7.5 If the Tenant fails to procure and maintain insurance as required by this Article 8, the Landlord may obtain such insurance and keep it in effect, and the Tenant shall pay to Landlord the premium cost thereof, upon demand and as Additional Rent, with interest as provided in Section 21.7 below from the date of payment by the Landlord to the date of repayment by the Tenant.

8.7.6 The limits of any insurance maintained by Tenant pursuant to this Article 8 shall in no way limit the liability of Tenant under this Lease.

Section 8.8 Blanket Insurance. The Tenant may fulfill its insurance obligations hereunder by maintaining a so-called “blanket” policy or policies of insurance in a form that provides by specific endorsement coverage not less than that which is required hereunder for the particular property or interest referred to herein; provided, however, that the coverage required by this Article 8 will not be reduced or diminished by reason of use of such blanket policy of insurance.

ARTICLE 9. DESTRUCTION AND CONDEMNATION

Section 9.1 Total or Partial Destruction.

9.1.1 In the event the Building and/or the Premises is damaged by fire or other perils covered by Landlord’s insurance, Landlord shall:

9.1.1.1 In the event of total destruction, at Landlord’s option, as soon as reasonably possible thereafter, commence repair, reconstruction and restoration of the Building and/or the Premises and prosecute the same diligently to completion, in which event this Lease shall remain in full force and effect; or within sixty (60) days after the discovery of such damage, elect not to so repair, reconstruct or restore the Building and/or the Premises, in which event this Lease shall terminate. In either event, Landlord shall give Tenant written notice of its intention within said sixty (60) day period. In the event Landlord elects not to restore the building, and/or the Premises, this Lease shall be deemed to have terminated as of the date of the discovery of such total destruction.

9.1.1.2 In the event of partial destruction of the Building and/or the Premises, to an extent not exceeding twenty-five percent (25%) of the full insurable value thereof, and if the damage thereto is such that the Building and/or the Premises may be repaired, reconstructed or restored within a period of ninety (90) days from the date of the discovery of such casualty, and if Landlord will receive insurance proceeds sufficient to cover the cost of such repairs, then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration and this Lease shall continue in full force and effect. If such work of repair, reconstruction and restoration shall require a period longer than ninety (90) days or exceeds twenty-five percent (25%) of the full insurable value thereof, or if said insurance proceeds will not be sufficient to cover the cost of such repairs, then Landlord may elect to so repair, reconstruct or restore and the Lease shall continue in full force and effect, or Landlord may elect not to repair, reconstruct or restore and the Lease shall then terminate. Under any of the conditions of this Section 9.1.1.2, Landlord shall give written notice to Tenant of its intention within sixty (60) days after Landlord’s discovery of such partial destruction. In the event Landlord elects not to restore the Building and/or the Premises, this Lease shall be deemed to have terminated as of the date possession of the Premises is surrendered to Landlord.

9.1.2 Upon any termination of this Lease under any of the provisions of this Section 9.1, the parties shall be released without further obligation to the other from the date possession of the Premises is surrendered to Landlord except for items which have therefore accrued and are then unpaid.

9.1.3 In the event of any casualty to or destruction of the Premises or Building, the rental payable under this Lease shall be abated proportionately with the degree to which Tenant’s use of the Premises is impaired due to such casualty or destruction commencing as of the date of such casualty or destruction and ending upon its repair. Tenant shall not be entitled to any compensation or damages for loss in the use of the whole or any part of the Premises and/or any inconvenience or annoyance occasioned by such damage, repair, reconstruction or restoration. Tenant shall not be released from any of its obligations under this Lease except to the extent and upon the conditions expressly stated in this Section 9.1, Notwithstanding anything to the contrary contained in this Section 9.1, if Landlord is delayed or prevented from repairing or restoring the damaged Premises within one (1) year after the discovery of such damage or destruction by reason of acts of God, war, governmental restrictions, inability to procure the necessary labor or materials, or other cause beyond the control of Landlord, Landlord, at its option, may terminate this Lease, whereupon Landlord shall be relieved of its obligation to make such repairs or restoration and Tenant shall be released from its obligations under this Lease as of the end of said one year period.

9.1.4 If damage is due to any cause other than fire or other peril covered by extended coverage insurance (or that would have been covered by such insurance had Landlord carried such insurance), Landlord may elect to terminate this Lease.

9.1.5 If Landlord is obligated to or elects to repair or restore as herein provided, Landlord shall be obligated to make repair or restoration only of those portions of the Building and the Premises which were originally provided at Landlord’s expense, and the repair and restoration of items not provided at Landlord’s expense shall be the obligation of Tenant.

9.1.6 Notwithstanding anything to the contrary contained in this Section 9.1, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises when the damage resulting from any casualty covered under this Section 9.1 is discovered during the last twelve (12) months of the Term of this Lease or any extension hereof.

9.1.7 Landlord and Tenant hereby waive the provisions of any statutes or court decisions which relate to the abatement or termination of leases when leased property is damaged or destroyed and agree that such event shall be exclusively governed by the terms of this Lease.

Section 9.2 Condemnation. If the whole of the Building or the Premises, or such portion thereof as shall be required for its reasonable use, shall be taken by virtue of any condemnation or eminent domain proceeding, this Lease shall automatically terminate as of the date of the condemnation, or as of the date possession is taken by the condemning authority, whichever is later. Current Rent shall be apportioned as of the date of the termination. In case of a taking of a part of the Premises or a part of the Building not required for the reasonable use of the Premises, then this Lease shall continue in full force and effect and the Rental shall be equitably reduced based upon the proportion by which the Rentable Area of the Premises is reduced. This Rent reduction shall be effective on the date of the partial taking. No award, settlement in lieu of an award, or any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award or settlement in lieu of an award which may be made in the taking or condemnation proceeding, together with any and all rights of Tenant now or hereafter arising in or to the same or any part thereof; provided that nothing herein shall prevent Tenant from making a separate claim against the condemning authority for the taking of Tenant’s personal property and/or moving costs so long as such claim in no way affects the award to be received by Landlord.

Section 9.3 Sale Under Threat of Condemnation. A sale by Landlord to any authority having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed to be a taking under the power of eminent domain for all purposes under this Article 9.

ARTICLE 10. INDEMNITY AND WAIVER

Section 10.1 Indemnity.

10.1.1 Tenant, as a material part of the consideration to be rendered to Landlord, and subject to subsection 10.1.2 below, hereby agrees to defend, indemnify, and hold Landlord harmless against any and all claims, costs, and liabilities, including reasonable attorneys’ fees and costs (including costs and fees associated with any lawsuit or appeal), arising by reason of any injury or claim of injury to person or property, of any nature and howsoever caused, arising out of the use, occupation and/or control of the Premises, or from any breach of the terms of this Lease, or any violation of any governmental or insurance requirements by Tenant, its sublessees, assignees, invitees, agents, employees, contractors, or licensees, except and to the extent as may arise out of the willful or negligent acts of Landlord or Landlord’s agents, employees or contractors.

10.1.2 In the event of concurrent negligence of Tenant, its sublessees, assignees, invitees, agents, employees, contractors, or licensees on the one hand, and that of Landlord, its agents, employees, or contractors on the other hand, which concurrent negligence results in injury or damage to persons or property of any nature and howsoever caused, and relates to the construction, alteration, repair, addition to, subtraction from, improvement to or maintenance of the Premises, Common Areas, or Building, Tenant’s obligation to indemnify Landlord as set forth in this Section 10.1 shall be limited to the extent of Tenant’s negligence, and that of Tenant’s sublessees, assignees, invitees, agents, employees, contractors or licensees, including Tenant’s proportional share of costs, attorneys’ fees and expenses incurred in connection with any claim, action or proceeding brought with respect to such injury or damage.

10.1.3 TENANT AGREES THAT IT WILL NOT ASSERT ITS INDUSTRIAL INSURANCE IMMUNITY IF SUCH ASSERTION WOULD BE INCONSISTENT WITH LANDLORD’S RIGHT TO INDEMNIFICATION FROM TENANT PURSUANT TO THIS SECTION 10.1. THE PARTIES AGREE THAT THIS PROVISION WAS MUTUALLY NEGOTIATED, AND TO EVIDENCE THE SAME, EACH PARTY HAS INITIALED THIS PAGE IN THE FOLLOWING SPACE :

/s/ B.B.	/s/ Wayne Burns
Landlord	Tenant

Section 10.2 Waiver. All property kept, stored or maintained on the Premises shall be so kept, stored or maintained at the sole risk of Tenant. Except in the case of Landlord’s negligence or willful misconduct, Landlord shall not be liable, and Tenant waives all claims against Landlord, for damages to persons or property sustained by Tenant or by any other person or firm resulting from the Building or by reason of the Premises or any equipment located therein becoming out of repair, or through the acts or omissions of any persons present in the Building (including the Common Areas) or renting or occupying any part of the Building (including the Common Areas), or for loss or damage resulting to Tenant or its property from burst, stopped or leaking sewers, pipes, conduits, or plumbing fixtures, or for interruption of any utility services, or from any failure of or defect in any electric line, circuit, or facility, or any other type of improvement or service on or furnished to the Premises or the Common Areas or resulting from any accident in, on, or about the Premises or the Common Areas.

ARTICLE 11. DELAYS

Section 11.1 Delays. If either party is delayed in the performance of any covenant of this Lease because of any of the following causes (referred to elsewhere in this Lease as a “Delaying Cause”): acts of the other party, action of the elements, war, riot, labor disputes, inability to procure or general shortage of labor or materials in the normal channels of trade, delay in transportation, delay in inspections, or any other cause beyond the reasonable control of the party so obligated, whether similar or dissimilar to the foregoing, financial inability excepted, then that performance shall be excused for the period of the delay but shall in no way affect Tenant’s obligation to pay Rent or the length of the Lease Term.

ARTICLE 12. ASSIGNMENT, SUBLEASE AND SUCCESSION

Section 12.1 Consent Required. Tenant shall not voluntarily or by operation of law, (1) mortgage, pledge, hypothecate or encumber this Lease or any interest herein or (2) assign or transfer this Lease or any interest herein, sublease the Premises or any part thereof, or any right or privilege appurtenant thereto, or allow any other person (the employees and invitees of Tenant excepted) to occupy or use the Premises, or any portion thereof, without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed as set forth below in this Section 12, provided that (i) Tenant is not then in default under this Lease applicable notice and cure periods. A transfer of greater than a fifty percent (50%) interest (whether stock, partnership interest, membership interest or otherwise) of Tenant, either in one (1) transaction or a series of transactions shall be deemed to be an assignment under this Lease. When Tenant requests Landlord’s consent to such assignment or subletting, it shall notify Landlord in writing of the name and address of the proposed assignee or subtenant and the nature and character of the business of the proposed assignee or subtenant and shall provide current and prior financial statements for the proposed assignee or subtenant, which financial statements shall be audited to the extent available. Tenant shall also provide Landlord with a copy of the proposed sublease or assignment agreement, including all material terms and conditions thereof. Landlord shall have the option, to be exercised within fifteen (15) days of receipt of the foregoing, to (1) terminate this Lease as of the commencement date stated in the proposed sublease or assignment, (2) sublease or take an assignment, as the case may be, from Tenant of the interest, or any portion thereof, in this Lease and/or the Premises that Tenant proposes to assign or sublease, on the same terms and conditions as stated in the proposed sublet or assignment agreement, (3) consent to the proposed assignment or sublease, or (4) refuse its consent to the proposed assignment or sublease, providing that such consent shall not be unreasonably withheld, conditioned, or delayed so long as Tenant is not then in default under this Lease beyond applicable notice and cure periods. In the event Landlord elects to terminate this Lease or sublease or take an assignment from Tenant of the interest, or portion thereof, in the Lease and/or the Premises that Tenant proposes to assign or sublease as provided in the foregoing clauses (1) and (2), respectively, then Landlord shall have the additional right to negotiate directly with Tenant’s proposed assignee or subtenant and to enter into a direct lease or occupancy agreement with such party on such terms as shall be acceptable to Landlord in its sole and absolute discretion, and Tenant hereby waives any claims against Landlord related thereto, including, without limitation, any claims for any compensation or profit related to such lease or occupancy agreement.

Section 12.2 Landlord’s Consent. Without otherwise limiting the criteria upon which Landlord may withhold its consent, Landlord shall be entitled to consider all reasonable criteria including, but not limited to, the following: (1) whether or not the proposed subtenant or assignee is engaged in a business which, and the use of the Premises will be in an manner which, is in keeping with the then character and nature of all other tenancies in the Building, (2) whether the use to be made of the Premises by the proposed subtenant or assignee will conflict with any so-called “exclusive” use then in favor of any other tenant of the Building, and whether such use would be prohibited by any other portion of this Lease, including, but not limited to, any rules and regulations then in effect, or under applicable laws, and whether such use imposes a greater load upon the Premises and the Building services then imposed by Tenant, (3) [not used]; and (4) the creditworthiness and financial stability of the proposed assignee or subtenant in light of the responsibilities involved. In any event, Landlord may withhold its consent to any assignment or sublease, if (i) the actual use proposed to be conducted in the Premises or portion thereof conflicts with the provisions of Section 2.1 above or with any other lease which restricts the use to which any space in the Building may be put, (ii) [not used]; (iii) the portion of the Premises proposed to be sublet is irregular in shape and/or does not permit safe or otherwise appropriate means of ingress and egress, or does not comply with governmental safety and other codes.

Section 12.3 Permitted Transfers. Without Landlord’s consent, but on written notice to Landlord accompanied by financial information reasonably acceptable to Landlord demonstrating that the net worth and liquidity of the assignee equals or exceeds Tenant’s then net worth and liquidity:

12.3.1 This Lease may be assigned in its entirety (whether by operation of law or otherwise) or all or any part of the Premises may be sublet at any time, to any of the following “Permitted Transferees”:

(i) to a subsidiary of Tenant, to the entity with which or into which Tenant may merge, whether or not Tenant is the survivor of such merger, to any affiliate of Tenant, to an entity that is controlled by, controls or is under common control with Tenant (or a valid assignee of this Lease); or

(ii) to the purchaser of the operating division of Tenant using the Premises;

or

12.3.2 One or more parts of the Premises may be used or occupied by a party or parties in connection with the transaction of business with Tenant or an entity that controls, is controlled by or is under common control with Tenant (or a valid assignee of Tenant).

Section 12.4 General Conditions.

12.4.1 Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of the Rent and for compliance with all of Tenant’s other obligations under this Lease (regardless of whether Landlord’s approval has been obtained for any such assignment or subletting).

12.4.2 Tenant shall pay Landlord’s reasonable fees (including, without limitation, the fees of Landlord’s counsel), incurred in connection with Landlord’s review and processing of documents regarding any proposed assignment or sublease, not to exceed $1,500.

12.4.3 Notwithstanding anything in this Lease to the contrary, in the event Landlord consents to an assignment or subletting by Tenant in accordance with the terms of this Section 12, Tenant’s assignee or subtenant shall have no right to further assign this Lease or any interest therein or thereunder or to further sublease all or any portion of the Premises without obtaining Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed according to the same terms and conditions set forth above.

12.4.4 If this Lease is assigned, whether or not in violation of the provisions of this Lease, Landlord may collect Rent from the assignee. If the Premises or any part thereof is sublet or used or occupied by anyone other than Tenant, whether or not in violation of this Lease, Landlord may, after a default by Tenant, collect Rent from the subtenant or occupant. In either event, Landlord may apply the net amount collected to Rent, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of this Section 12, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of Tenant’s obligations under this Lease. The consent by Landlord to an assignment, mortgaging, pledging, encumbering, transfer, use, occupancy or subletting pursuant to any provision of this Lease shall not, except as otherwise provided herein, in any way be considered to relieve Tenant from obtaining the express consent of Landlord to any other or further assignment, mortgaging, pledging, encumbering, transfer, use, occupancy or subletting. References in this Lease to use or occupancy by anyone other than Tenant shall not be construed as limited to subtenants and those claiming under or through subtenants but as including also licensees or others claiming under or through Tenant, immediately or remotely. The listing of any name other than that of Tenant on any door of the Premises or on any directory or in any elevator in the Building, or otherwise, shall not, except as otherwise provided herein, operate to vest in the person so named any right or interest in this Lease or in the Premises, or be deemed to constitute, or serve as a substitute for, or any waiver of, any prior consent of Landlord required under this Section 12.

12.4.5 Each subletting and/or assignment pursuant to this Section 12 shall be subject to all of the covenants, agreements, terms, provision and conditions contained in this Lease and each of the covenants, agreements, terms, provisions and conditions of this Lease shall be automatically incorporated therein to the extent applicable (e.g., certain rent provisions may not be applicable to a sublease). If Landlord shall consent to, or reasonably withhold its consent to, any proposed assignment or sublease, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all loss, liability, damages, costs and expenses (including reasonable counsel fees) resulting from any claims that may be made against Landlord by the proposed assignee or sublessee or by any brokers or other persons claiming a commission or similar in connection with the proposed assignment or sublease.

ARTICLE 13. SURRENDER OF POSSESSION

Section 13.1 Surrender. At the expiration of the Lease created hereunder, whether by lapse of time or otherwise, Tenant shall surrender the Premises to Landlord.

Section 13.2 Condition at Time of Surrender. Furnishings, trade fixtures and equipment including but not limited to voice and data cabling, telecommunications equipment installed by Tenant shall be the property of Tenant. Upon termination of this Lease, Tenant shall remove any such property. Tenant shall repair or reimburse Landlord for the cost of repairing any damage to the Premises and/or Common Areas resulting from the installation or removal of Tenant’s property, and Tenant shall deliver the Premises to Landlord in clean and good condition, except for reasonable wear and tear and casualty.

ARTICLE 14. HOLDING OVER

Section 14.1 Holding Over. This Lease shall terminate without further notice at the expiration of the Term. Any holding over by Tenant without the express written consent of Landlord shall not constitute the renewal or extension of this Lease or give Tenant any rights in or to the Premises. In the event of such a holding over by Tenant without the express written consent of Landlord, the monthly Rent payments to be paid by Tenant shall be subject to increase at the sole discretion of Landlord in an amount equal to one hundred fifty percent (150%) of the then applicable Rental rate; provided, however, no payment of such increased Rental by Tenant shall be deemed to extend or renew the Term of this Lease, and such Rental payments shall be fixed by Landlord only to establish the amount of liability for payment of Rent on the part of Tenant during such period of holding over. In the event Landlord shall give its express written consent to Tenant to occupy the Premises beyond the expiration of the Term, that occupancy shall be construed to be a month-to-month tenancy upon all the same terms and conditions as set forth herein unless modified by Landlord in such written consent; provided that Rent charged during any period of holding over shall be as stated above.

ARTICLE 15. ENTRY BY LANDLORD

Section 15.1 Entry by Landlord. Landlord reserves, and shall at any and all times have, the right to enter the Premises during business hours to inspect the same, to show the Premises to prospective purchasers or lessees, to post notices of nonresponsibility, to repair the Premises and any portion of the Building that Landlord may deem necessary or desirable, without abatement of Rent, and may for that purpose erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed; provided, that the entrance to the Premises shall not be blocked unreasonably thereby and, provided, further that the business of the Tenant shall not be interfered with unreasonably. Tenant hereby waives any claim for damages, injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by Landlord’s exercise of its rights pursuant to this Section 15.1, except and to the extent any such damage, injury or interference results from the negligence or intentional misconduct of Landlord. Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults, safes and files, and Landlord shall have the right to use any and all means which Landlord may deem proper to open the doors to or in the Premises in an emergency, in order to obtain entry to the Premises without liability to Tenant. Any entry to the Premises obtained by Landlord by any of these means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof.

Section 15.2 Failure to Surrender. If Tenant fails to surrender the Premises upon the expiration or termination of this Lease, Tenant shall indemnify and hold Landlord harmless from loss and liability resulting from that failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant.

ARTICLE 16. SUBORDINATION

Section 16.1 Lease Subordinate To Mortgages. This Lease shall automatically be subordinate to any existing mortgages or deeds of trust which affect the Property, the Building and/or the Premises; to any first mortgages or deeds of trust hereafter affecting the Property, the Building and/or the Premises, and to all renewals, modifications, consolidations, replacements or extensions thereof. This provision shall be self-operative and no further instrument of subordination shall be required by any existing or first mortgagee or beneficiary of a deed of trust; provided, that Tenant shall have the continued enjoyment of the Premises free from any disturbance or interruption by any existing or first mortgagee or beneficiary of a deed of trust, or any purchaser at a foreclosure or private sale of the Property as a result of Landlord’s default under a mortgage or deed of trust, so long as Tenant is not then in default under the terms and conditions of this Lease beyond applicable notice and cure periods. In the event of the foreclosure of a deed of trust or mortgage affecting the Property, judicially or nonjudicially, or if title to the Property is conveyed by deed in lieu of foreclosure, Tenant agrees to attorn to and accept the purchaser(s) at the foreclosure sale(s) conducted pursuant to the deed of trust or mortgage or the grantee(s) in such deed(s) in lieu of foreclosure and his or its (or their) heirs, legal representatives, successors and assigns as Landlord under this Lease for the balance then remaining of the term hereof, subject to all terms and conditions of this Lease.

Section 16.2 Estoppel Certificates. Tenant shall, within fifteen (15) days of presentation, acknowledge and deliver to Landlord (a) any commercially reasonable subordination or non-disturbance agreement or other instrument that Landlord may require to carry out the provisions of this Article, and (b) any estoppel certificate requested by Landlord from time to time in the standard form of any mortgagee or beneficiary of and deed of trust affecting the Building and Premises certifying, if such be true, that Tenant is in occupancy, that this Lease is unmodified and in full force and effect, or if there have been modifications, that the Lease as modified is in full force and effect, and stating the modifications and the dates to which the Rent and other charges shall have been paid, and that there are no Rental offsets or claims. Acceptable forms of estoppel certificate and subordination agreement are attached as Exhibits F and G.

ARTICLE 17. DEFAULT AND REMEDY

Section 17.1 Events of Tenant’s Default. The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Tenant:

17.1.1 Failure by Tenant to make any payment required as and when due, where that failure shall continue for a period of three (3) business days after Tenant’s receipt of written notice from Landlord;

17.1.2 Failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease, other than making any payment when due, where that failure shall continue for a period of thirty (30) calendar days after Landlord gives written notice to Tenant of that failure (provided that if more than thirty (30) days are reasonably required for Tenant to cure such failure, then Tenant shall not be in default hereunder so long as Tenant commences such cure within such thirty (30) day period and thereafter diligently prosecutes the same to completion); and

17.1.3 Making by Tenant of any general assignment or general arrangement for the benefit of creditors; the filing by or against Tenant of a petition in bankruptcy, including reorganization or arrangement, unless, in the case of a petition filed against Tenant, the petition is dismissed within thirty (30) calendar days; or the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises, or of Tenant’s interest in this Lease.

Section 17.2 Remedies. In the event of any breach or default by Tenant under the terms or provisions of this Lease, Landlord, in addition to any other rights or remedies that it may have, shall have the immediate right of reentry. Should Landlord elect to reenter or take possession of the Premises, it may either terminate this Lease, or from time to time, without terminating this Lease, relet the Premises or any part thereof for the account and in the name of the Tenant or otherwise, for any term or terms and conditions as Landlord in its sole discretion may deem advisable, with the right to complete construction of or make alterations and repairs to the Premises and/or improvements installed by Tenant. Tenant shall pay to Landlord in the event of reletting, as soon as ascertained, the costs and expenses incurred by Landlord in the reletting, completion of construction, or in making any alterations and repairs. Rentals received by Landlord from any reletting shall be applied: first, to the payment of any indebtedness, other than Rent, due hereunder from Tenant to Landlord; second, to the payment of Rent due and unpaid hereunder and to any other payments required to be made by the Tenant hereunder; and the residue, if any, shall be held by Landlord as payment of future Rent or damages in the event of termination as the same may become due and payable hereunder; and the balance, if any, at the end of the Term of this Lease shall be paid to Tenant. Should rental received from time to time from the reletting during any month be a lesser Rental than herein agreed to by Tenant, the Tenant shall pay the deficiency to Landlord. The Tenant shall pay the deficiency each month as the amount thereof is ascertained by the Landlord. Notwithstanding the foregoing, Landlord shall also have the right upon Tenant’s default to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate. In the event that Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant:

17.2.1 The worth at the time of award of any unpaid Rent and any other sums due and payable which have been earned at the time of such termination; plus

17.2.2 The worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus

17.2.3 The worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable for the balance of the term of this Lease after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

17.2.4 Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course would be likely to result therefrom, including, without limitation, (A) any costs or expenses incurred by Landlord (1) in retaking possession of the Premises; (2) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering, remodeling or rehabilitating the Premises or any affected portions of the Building or the Project, including such actions undertaken in connection with the reletting or attempted reletting of the Premises to a new tenant or tenants; (3) for leasing commissions, advertising costs and other expenses of reletting the Premises; or (4) in carrying the Premises, including taxes, insurance premiums, utilities and security precautions; (B) any unearned brokerage commissions paid in connection with this Lease; (C) reimbursement of any previously waived or abated Base Rent or Additional Rent or any free rent or reduced rental rate granted hereunder; and (D) any concession made or paid by Landlord to the benefit of Tenant in consideration of this Lease including, but not limited to, any moving allowances, contributions, payments or loans by Landlord for tenant improvements or build-out allowances (including without limitation, any unamortized portion of the improvement allowance provided to Tenant pursuant to Exhibit C, such improvement allowance to be amortized over the Term in the manner reasonably determined by Landlord), or assumptions by Landlord of any of Tenant’s previous lease obligations; plus

17.2.5 Such reasonable attorneys’ fees incurred by Landlord as a result of a default, and costs in the event suit is filed by Landlord to enforce such remedy; and plus

17.2.6 At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

17.2.7 As used in subparagraphs 17,2.1 and 17.2.2 above, the “worth at the time of award” is computed by allowing interest at an annual rate equal to twelve percent (12%) per annum or the maximum rate permitted by law, whichever is less. As used in subparagraph 17.2.3 above, the “worth at the time of award” is computed by discounting such amount at the discount rate of Federal Reserve Bank of San Francisco at the time of award, plus one percent (1%). Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

Section 17.3 Reletting. No reletting of the Premises by Landlord permitted under Section 17.2 shall be construed as an election on Landlord’s part to terminate this Lease unless a notice of Landlord’s intention to terminate is given to Tenant, or unless the termination of the Lease is decreed by a court of competent jurisdiction. In the event of reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for a previous breach, provided it has not been cured. Should Landlord at any time terminate this Lease for any breach, in addition to any other remedy it may have, it may recover from Tenant all damages it may incur by reason of that breach.

Section 17.4 Default of Landlord. Landlord shall not be in default unless Landlord fails to perform its obligations under this Lease within thirty (30) days after written notice by Tenant, or if such failure is not reasonably capable of being cured within such thirty (30) day period, Landlord shall not be in default unless Landlord has failed to commence the cure during such thirty (30) day period and diligently pursue the cure to completion.

Section 17.5 Non-Waiver. Failure by either party to take action or declare a default as a result of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of that term, covenant, or condition, or of any subsequent breach of any term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rental so accepted, regardless of Landlord’s knowledge of that preceding breach at the time of acceptance of the Rent.

Section 17.6 Mortgagee Protection. In the event of any uncured default on the part of Landlord, which default would entitle Tenant to terminate this Lease, Tenant shall not terminate this Lease unless Tenant has notified any mortgagee or beneficiary of deed of trust, whose address shall have been furnished to Tenant, at least thirty (30) days in advance of the proposed effective date of the termination. During the thirty (30) day period the mortgagee or beneficiary shall be entitled to commence to cure the default. If the default is not capable of being cured with due diligence within the thirty (30) day period, the Lease shall not be terminated if the mortgagee or beneficiary of a deed of trust shall have commenced to cure the default within the thirty (30) day period and shall pursue the cure with due diligence thereafter. If the default is one which is not capable of cure by the mortgagee or beneficiary of a deed of trust within the thirty (30) day period because the mortgagee or beneficiary of a deed of trust is not in possession of the Building or Property, the thirty (30) day period shall be extended to include the time needed to obtain possession of the Premises by the mortgagee or beneficiary of a deed of trust by power of sale, judicial foreclosure, or other legal action required to recover possession, provided that these avenues are pursued with due diligence.

ARTICLE 18. LIMITATION OF LIABILITY

Section 18.1 Limitation of Landlord’s Liability. Tenant understands, covenants and agrees that the obligations of Landlord under this Lease shall not constitute personal obligations of Landlord, the individual partners of Landlord or its or their individual partners, directors, officers, managers, members or shareholders, and Tenant shall look solely to the Property and the Building, as well as the rents, proceeds and insurance proceeds of the same, and to no other assets of Landlord, for the satisfaction of any liability of Landlord with respect to this Lease, and shall not seek recourse against the individual partners of Landlord, or its or their individual partners, directors, officers, managers, members or shareholders, or any of their personal assets for such satisfaction.

Section 18.2 Applicability. Tenant agrees that each of the covenants and agreements contained in Section 18.1 above shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by statute or at common law.

ARTICLE 19. NOTICES

Section 19.1 Notices. Any notice required or desired to be given under this Lease shall be in writing with copies directed as indicated herein and shall be personally served, sent by reputable overnight courier or given by certified mail, return receipt requested. Any notice given by (i) personal service shall be deemed given on the date service is made, (ii) overnight courier shall be deemed given on the date delivery is made and (iii) mail shall be deemed to have been given when seventy-two (72) hours have elapsed from the time such notice was deposited in the United States mail, certified mail, return receipt requested, and postage prepaid, addressed to the party to be served at the last address given by that party to the other party under the provisions of this section. As of the Lease Commencement Date, the addresses of the Landlord and Tenant are as specified in the Lease Summary.

ARTICLE 20. HAZARDOUS SUBSTANCES

Section 20.1 Presence and Use of Hazardous Substances. Tenant shall not, without Landlord’s prior written consent, keep on or around the Premises, Common Areas or Building, for use, disposal, transportation, treatment, generation, storage or sale, any substances designated as, or containing components designated as, hazardous, dangerous, toxic or harmful (collectively referred to as “Hazardous Substances”), and/or are subject to regulation by any federal, state or local law, regulation, statute or ordinance, other than such Hazardous Substances as are commonly used in typical offices so long as the same at all times are used in compliance with applicable laws, codes, ordinances and regulations.

Section 20.2 Cleanup Costs, Default and Indemnification. Tenant shall be fully and completely liable to Landlord for any and all cleanup costs and any and all other charges, fees, penalties (civil and criminal) imposed by any governmental authority with respect to Tenant’s use, disposal, transportation, treatment, generation, storage and/or sale of Hazardous Substances, in or about the Premises, Common Areas, or Building, whether or not consented to by Landlord. Tenant shall indemnify, defend and hold Landlord harmless from any and all of the costs, fees, penalties, liabilities and charges incurred by, assessed against or imposed upon Landlord (as well as Landlord’s attorneys’ fees and costs) as a result of Tenant’s use, disposal, transportation, treatment, generation, storage and/or sale of Hazardous Substances.

Section 20.3 Landlord’s Representations and Covenants. Landlord represents and warrants to Tenant that to Landlord’s knowledge there are no Hazardous Substances in, on or under the Property, Building or Premises in violation of applicable environmental laws, and covenants that no Hazardous Substances have been or will be used in constructing the Premises, the Building or any improvements therein in violation of applicable environmental laws. Landlord agrees to indemnify, defend and hold harmless Tenant, its affiliates, and their respective officers, agents and employees, from and against any and all claims, damages, costs, liabilities and/or expenses, including without limitation, attorneys’ fees resulting from any breach of Landlord’s representations and warranties contained herein, or from the presence of any Hazardous Substances in violation of applicable environmental laws in, on or under the Property, the Building or the Premises unless such Hazardous Substances were brought onto the Property, Building or Premises by Tenant.

ARTICLE 21. MISCELLANEOUS

Section 21.1 Headings. The headings used in this Lease are for convenience only. They shall not be construed to limit or to extend the meaning of any part of this Lease.

Section 21.2 Amendments. Any amendments or additions to this Lease shall be in writing by the parties hereto, and neither Tenant nor Landlord shall be bound by any verbal or implied agreements.

Section 21.3 Time of the Essence. Time is expressly declared to be of the essence of this Lease.

Section 21.4 Entire Agreement. This Lease contains the entire agreement of the parties hereto with respect to the matters covered hereby, and no other agreement, statement or promise made by any party hereto, or to any employee, officer or agent of any party hereto, which is not contained herein, shall be binding or valid.

Section 21.5 Language. The words “Landlord’ and “Tenant”, when used herein, shall be applicable to one (1) or more persons, as the case may be, and the singular shall include the plural and the neuter shall include the masculine and feminine, and if there be more than one (1) the obligations hereof shall be joint and several. The word “persons” whenever used shall include individuals, firms, associations and corporations and any other legal entity, as applicable. The language in all parts of this Lease shall in all cases be construed as a whole and in accordance with its fair meaning, and shall not be construed strictly for or against Landlord or Tenant.

Section 21.6 Invalidity. If any provision of this Lease shall be deemed to be invalid, void or illegal, it shall in no way affect, impair or invalidate any other provision hereof.

Section 21.7 Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this

Lease, the exact amount of which is difficult to determine, but include, without limitation, processing and accounting charges, and late charges which may be imposed upon Landlord by the terms of any mortgage or deed of trust covering the Premises. Therefore, in the event Tenant shall fail to pay any installment of Rent or other sum due hereunder within five (5) days of the due date, Tenant shall pay to Landlord as Additional Rent and as a reasonable estimate of the costs to Landlord, a late charge equal to ten percent (10%) of each installment or the sum of Five Hundred Dollars ($500.00), whichever is greater. A Five Hundred Dollar ($500.00) charge will be paid by the Tenant to the Landlord for each returned check. In the event Landlord pays any sum or expense on behalf of Tenant which Tenant is obligated to pay hereunder, or in the event Landlord expends any other sum or incurs any expense, or Tenant fails to pay any sum due hereunder, Landlord shall be entitled to receive interest upon that sum at the rate of fourteen percent (14%) per annum until paid.

Section 21.8 Agency Disclosure. At the signing of this Lease, the Leasing Representative(s) identified in the Lease Summary represented the party noted therein. Each party signing this document confirms that prior oral and/or written disclosure of agency was provided to him/her in this transaction (as required by WAC 308-124D-040).

Section 21.9 Computation of Time. The word “day” means “calendar day” herein, and the computation of time shall include all Saturdays, Sundays and holidays for purposes of determining time periods specified herein.

Section 21.10 Applicable Law. This Lease shall be interpreted and construed under and pursuant to the laws of the State of Washington.

Section 21.11 Attorneys’ Fees. In the event either party requires the services of an attorney in connection with enforcing the terms of this Lease or in the event suit is brought for the recovery of any Rent due under this Lease for the breach of any covenant or condition of this Lease, or for the restitution of the Premises to Landlord, and/or eviction of Tenant during the Term of this Lease or after the expiration thereof, the prevailing party will be entitled to a reasonable sum for attorneys’ fees, witness fees, and other court costs, both at trial and on appeal.

Section 21.12 Termination. Upon the termination of this Lease by expiration of time or otherwise, the rights of Tenant and all persons claiming under Tenant in and to the Premises shall cease.

Section 21.13 Broker’s Commission. Tenant represents and warrants that it has incurred no liabilities or claims for brokerage commissions or finder’s fees in connection with the negotiation and/or execution of this Lease and that it has not dealt with or has any knowledge of any real estate broker/agent or salesperson in connection with this Lease except for those identified in the Lease Summary, whose commissions for this Lease transaction shall be paid by Landlord in accordance with a separate agreement between Landlord and such broker(s). Tenant agrees to indemnify, defend, and hold Landlord harmless from and against, all of such liabilities and claims (including, without limitation, attorneys’ fees and costs) made by any other broker/agent or salesperson claiming to represent Tenant in connection with this Lease.

Section 21.14 Signs or Advertising. The Tenant will not inscribe any inscription or post, place, or in any manner display any sign, notice, picture or poster or any advertising matter whatsoever, anywhere in or about the Premises or Building which can be seen from outside the Premises, without first obtaining Landlord’s written consent thereto, which shall not be unreasonably withheld, conditioned or delayed. Any consent so obtained from Landlord shall be with the understanding and agreement that Tenant will remove these items at the termination of the tenancy herein created and repair any damage or injury to the Premises or the Building caused thereby. Landlord will install and maintain a directory of tenants in the principal lobby entrance of the Building, and Landlord may, as it may determine from time to time, publish or advertise the tenancy list of the Building; Landlord shall install Tenant’s name on such directory at Landlord’s cost. Landlord shall also provide Tenant, at Landlord’s cost, with Building standard signage on the floor of the Building in which the Premises is located. Tenant shall not use photographs, drawings, or other renderings of the Building, the Building logo or tradename, or any other proprietary name, mark or symbol of Landlord without first obtaining Landlord’s prior written consent. Specific provisions regarding signage, if any, are set forth in Exhibit E.

Section 21.15 Transfer of Landlord’s Interest. In the event Landlord transfers its reversionary interest in the Premises or its rights under this Lease, other than a transfer for security purposes only, Landlord shall be relieved of all obligations occurring hereunder after the effective date of such transfer to the extent such obligations are assumed by the transferee,

Section 21.16 Counterparts. This Agreement may be executed by the parties in counterparts, and each counterpart Agreement shall be deemed to be an original hereof

Section 21.17 Quiet Enjoyment. Subject to the provisions of this Lease and conditioned upon performance of all of the provisions to be performed by Tenant hereunder, Landlord shall secure to Tenant during the Lease Term the quiet and peaceful possession of the Premises and all rights and privileges appertaining thereto.

Section 21.18 Authority. Each party hereto warrants that it has the authority to enter into this Agreement and that the signatories hereto have the authority to bind Landlord and Tenant, respectively. Landlord represents that it is the owner in fee simple of the Property.

Section 21.19 Name of Building. In the event Landlord chooses to change the name of the Building, Tenant agrees that such change shall not affect in any way its obligations under this Lease, and that, except for the name change, all terms and conditions of this Lease shall remain in full force and effect. Tenant agrees further that such name change shall not require a formal amendment to this Lease, but shall be effective upon Tenant’s receipt of written notification from Landlord of said change.

Section 21.20 Rules and Regulations. Tenant agrees to abide by and adhere to any reasonable rules and regulations for the Building, and all reasonable amendments thereto, which may be promulgated from time to time by Landlord which do not materially change the provisions of this Lease. The rules and regulations currently in effect upon the date of execution of this Lease are set forth as Exhibit D attached hereto. No rules and regulations may derogate Tenant’s rights under this Lease or impose material costs on Tenant.

Section 21.21 Lease Summary, Addendum and Exhibits. The Lease Summary, set forth in the opening pages of the Lease, as well as any Addenda and Exhibits to this Lease are hereby incorporated herein by reference.

Section 21.22 Survival. Those provisions of this Lease which, in order to be given full effect, require performance by either Landlord or Tenant following the termination of this Lease shall survive the Termination Date.

Section 21.23 Parking. During the term of the Lease, Landlord shall make available to Tenant the number of vehicle parking spaces identified in the Lease Summary (“Stipulated Parking Spaces”). The Stipulated Parking Spaces shall be available as unreserved and undesignated spaces. Tenant’s use of parking spaces shall be subject to the terms and conditions of the Parking Agreement and Parking Rules and Regulations attached hereto as Exhibit H. Specific provisions regarding parking, if any, are set forth in Exhibit E (including Tenant’s rights from time to time to lease fewer than the entirety of the Stipulated Parking Spaces.

IN WITNESS WHEREOF, this Lease Agreement is executed on the day and year first written above.

TENANT:	NANOSTRING TECHNOLOGIES, INC.,
a Washington corporation

	By:	/s/ Wayne Burns
Wayne Burns, SVP Operations & Administration

LANDLORD:	BLUME ROY BUILDING LLC,
a Washington limited liability company

	By:	/s/ Bruce M. Blume
Bruce M. Blume, Manager

****[Landlord and Tenant to initial Section 10.1.3 on Page 14] ****

TENANT’S ACKNOWLEDGEMENT

STATE OF NEW YORK	)
) ss.
COUNTY OF NEW YORK	)

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgement is the person whose true signature appears on this document.

On this      day of December, 2013, before me personally appeared WAYNE BURNS, to me known to be the SVP Operations & Administration of NANOSTRING TECHNOLOGIES, INC., the corporation that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.

WITNESS my hand and official seal hereto affixed the day and year first above written.

LANDLORD’S ACKNOWLEDGEMENT

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

On this 30th day of December, 2013, before me personally appeared BRUCE M. BLUME, to me known to be the Manager of BLUME ROY BUILDING LLC, the limited liability company that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.

WITNESS my hand and official seal hereto affixed the day and year first above written.

EXHIBIT A

DEPICTION OF PREMISES AND FLOOR PLAN

SPACE B

| Project no: [illegible] | Location: [illegible] | Issued for: NOT FOR CONSTRUCTION | Date: [illegible] |
|---|---|---|---|
| | | Scale: [illegible] | Sheet no: [illegible] |

weaver ARCHITECTS

**Title:** NANOSTRING 4TH FLOOR

**Drawing Notes:** THIS PLAN IS INTENDED FOR SPACE PLANNING PURPOSES ONLY. THIS IS NOT TO BE USED TO GENERATE PRICING OR PRELIMINARY BUDGET WITHOUT A WORKSTATION ATTACHMENT BY WEAVER ARCHITECTS.

**KEY**

- (N) NEW
- (R) RELOCATED
- EXISTING PARTITION TO BE REMOVED
- EXISTING PARTITION
- NEW PARTITION
- NEW FRAMELESS RELIGHT
- NEW MILLWORK
- DENOTES UPPERS WHERE OCCURS

**NOTES**

FURNITURE & EQUIPMENT SHOWN FOR EXHIBIT ONLY. FINAL FURNITURE SIZE AND LOCATION BY TENANT'S FURNITURE VENDOR.

ALL DIMENSIONS SHOWN ARE APPROXIMATE.

** EXIT SEPARATION DOES NOT MEET MIN. ½ DIAGONAL OF SPACE SERVED. PROPOSE SBC CODE SECTION 1015.2.1 EXCEPTION #3 – "AS FAR APART AS REASONABLY PRACTICAL" SUBJECT TO BUILDING OFFICIAL REVIEW/APPROVAL.

EXHIBIT A

[redacted]

CELLULAR ONE/
TELEPAGE

617 EASTLAKE
AVENUE EAST

SEATTLE, WASHINGTON

The Callison Partnership

1ST LEVEL
PARKING PLAN

I-2.1

EXHIBIT A

EXHIBIT B

DESCRIPTION OF PROPERTY

Parcel B, City of Seattle Short Plat Number 80-9, recorded under Recording Number 8003250665, being a portion of the Northwest quarter of the Southwest quarter of Section 29, Township 25 North, Range 4 East, W.M., in King County, Washington, and of Block 2, Howard Avenue Addition to the City of Seattle, according to the plat thereof recorded in Volume 13 of Plats, page 65, in King County, Washington

-1-	EXHIBIT B

EXHIBIT C

TO

617 EASTLAKE BUILDING

OFFICE LEASE AGREEMENT

WORK LETTER FOR TENANT IMPROVEMENTS

A.	LANDLORD’S WORK.

Landlord’s Work: Landlord agrees, to perform the work (the “Landlord’s Work” or ‘Tenant Improvements”) per the attached quotation prepared by Joseph S. Simmons Construction Inc (“Construction Contractor”), hereinafter referred to as the “Final Plan”. Landlord will engage the Construction Contractor and oversee the construction of the improvements described in the Final Plan (the “Tenant Improvements”), Landlord shall be financially responsible for the first $69,727.50 (“TI Allowance”) of the cost of the Tenant Improvements and shall use commercially reasonable efforts to manage the construction and installation of the Tenant Improvements such that the cost of the same will not exceed the amount quoted by the Construction Contractor as depicted in the Final Plan. Tenant shall be responsible for the cost of the Tenant Improvements in excess of the TI Allowance, and Tenant shall reimburse Landlord for any excess upon receipt of the Final Invoice from the Construction Contractor. If Tenant makes any changes to the approved space plan, the costs of such changes will be the responsibility of the Tenant but not in excess of the amount by which the final cost exceeds the TI Allowance. Notwithstanding anything to the contrary, the TI Allowance may be applied to construction costs, permits, Washington State sales tax, architectural fees, telecommunications and data equipment, cabling, security systems, moving costs and a construction management fee to be charged by Landlord and which shall not exceed two percent (2%) of the cost of the Tenant Improvements. Landlord shall pay the Construction Contractor directly and any other costs payable out of the TI Allowance shall be paid by Landlord within thirty (30) days of receipt of written invoice or the date all costs to be paid from the TI Allowance have been submitted to Landlord, whichever is later.

B.	TENANT’S WORK

Tenant’s Work: The architect for Landlord’s Work shall be Weaver Architects, and their fees may at Tenant’s option be paid out of the TI Allowance in accordance with Paragraph A above. Tenant agrees to coordinate the preparation of all design and working drawings and specifications relating to completion of Tenant Improvements by Landlord. Tenant shall submit design drawings to Landlord for prior approval, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall install telephone/data cabling, furniture, and other equipment in the Premises, provided that if the cost of the Tenant Improvements is less than the TI Allowance, then Tenant may apply any remaining portion of the TI Allowance toward such costs, which shall be paid by Landlord to Tenant within thirty (30) days of receipt of written invoice or the date all costs to be paid from the TI Allowance have been submitted to Landlord, whichever is later.

C.	GENERAL REQUIREMENTS

1. Landlord’s Work shall be carried out with good workmanship and with new materials, which shall all be of a high quality and conforming to the best standards of practice, and shall not be in contravention of the laws, codes or regulations.

2. Landlord represents that all of Landlord’s Work shall be performed in a complete workman like manner. Landlord shall deliver the Premises to Tenant with all of Landlord’s Work completed in accordance with the plans and specifications setting forth Landlord’s Work. Landlord warrant to Tenant that Landlord’s work shall be free from defect, and that for a period of one year from delivery of the Premises to Tenant Landlord shall repair or replace any defective materials or work associated with Landlord’s Work.

-1-	EXHIBIT C

3. At the completion of Tenant’s Work, Landlord shall leave the Premises clean and to the satisfaction of Landlord and shall remove all tools, equipment and surplus materials from the Premises and the Project and remove all waste material and refuse from the Premises and deposit them in places or in receptacles designated by Landlord. The final clean-up shall include the cleaning of all lighting fixtures, millwork units, store fronts and space which may be affected by the work.

4. If Landlord’s contractor neglects to carry out the work properly or fails to perform any work required by or in accordance with the Approved Final Plans, Landlord, shall within twenty (20) days written notice from Tenant complete the work, remedy the default or make good any deficiencies at Landlord’s expense.

5. Landlord shall indemnify and hold harmless Tenant from and against any and all claims arising out of work done by Landlord or its contractors and Landlord shall promptly cause to be removed any liens filed against title to the Premises.

6. Landlord shall perform its work expeditiously and efficiently and shall complete the same within the period stipulated in the Lease or any other agreement between the parties subject only to circumstances over which Landlord has no control and which by the exercise of due diligence could not have been avoided.

7. Landlord shall obtain from all contractors and subcontractors providing material and labor in the construction of the Tenant Improvements commercially reasonable warranties (including manufacturers’ warranties) for materials or labor as are typically available from such contractors or subcontractors. Such warranties shall run to Landlord and Tenant during the Term and thereafter to Landlord. Landlord shall provide copies of such warranties to Tenant upon request.

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December 27th, 2013 The Blume Company 617 Eastlake Ave E, Suite 340 Seattle, WA 98109

Re: 617 Eastlake 4th Floor – Nanostring T.I. 12.27.13

Mr. Greg Blume,

The following is our quotation for the tenant improvement work at 617 Eastlake Ave E, Seattle WA, 4th Floor. Estimate is based on the provided plan and work letter by Weaver Architects 12.11.13, walk-thru, and clarifications below. A description of the work is as follows.

Demolition – Site protection and seal off work areas. Demolition of 86LF walls, doors, glazing, per plan. Disassemble glass and door aluminum frames. Demo carpet/pad/tack strips, marmoleum, and base throughout. X-ray concrete floor, core drills for break room plumbing. Haul and dispose of all debris.

9,537.

Rough Carpentry – Door bucks and rough openings for all new doors, relites, and glazing. Bracing for doors and glazing. Insulation above grid over walls at CEO office. Install glazing frames plywood thresholds at all new locations.

2,175.

Casework – Refer to provided shop drawings and elevations. Furnish and install P-lam casework uppers, lowers, and tops at break room, includes microwave cubby, as shown on plan and per provided shop drawings. Furnish and install P-lam casework uppers, lowers, and top at copy room per plan, as shown on provided shop drawings. Cabinets to be white melamine interiors. Includes standard P-lam selections TBD for countertops and exposed p-lam faces of cabinets.

7,897.

Doors, Frames, & Hardware – Includes all door stops and hinges. Quarter sliced White Ash doors (8 total) to be prefinished, matched to existing. Alpha Aluminum glass and door frames.

Offices:	Furnish and install (3) 3’x8’ solid core doors Quarter Sliced White Ash doors with tempered 2’x6’ glass lites cut into door with Alpha Aluminum frames at offices per plan, sized to accept full height sidelite glazing. Hardware to match existing, mortise Corbin Russwin Dirke levers, keyed classroom function lock cylinders. Relocate existing frame, glazing, and door to Office #19 location.

Storage/Hall:	Relocate pocket door from CEO office, install at storage room. Furnish and install (1) 3’x8’ door, same as above (no glass) with Alpha Aluminum frames, at storage corridor. Furnish and install electric strike at corridor for key card access.

Entry:	Furnish and install double entry door, solid core door with Alpha Aluminum frame, with 2’x6’ glass lites cut into each door. Corbin Russwin mortise hardware, (2) closers, latch auto bolts (matches hardware of 3rd floor Cobalt entry).

Hotel:	Furnish and install (2) flush panel solid core 3’2“x8’white ash doors and trucks/guide at missing sliding doors.

13,914.

Keying – Re-key (8) existing office cylinders. Includes (1) key per lock. Furnish and install Medeco cylinders at (2) new locks (office 18 and Entry), provide keying, and supply (1) key per lock. Keying to be matched to buildings master key.

935.

Glazing – Furnish and install 3/8” clear tempered glazing at (3) offices per plan, full height to grid in Alpha Aluminum frame (widths vary). Silicone joints where butted, exposed edges to be flat polished. Install relocated glass at office 19, silicone butt joints.

4,283.

Metal Framing & GWB – Frame new walls per plan up to grid. All new walls to have sound batt insulation. GWB both sides. Patching as needed at demolition locations. Includes smooth level 4 finish.

7,930.

Acoustical Ceiling – Replace damaged ceiling tiles, match building standard. Install grid trim at full height wall to be demolished to match adjacent grid style at NW corner. Minor alternations to grid for lighting relocations.

1,090.

Flooring – Furnish and install Shaw carpet tile Wander #37505 Myth (approximately 845 yards), includes additional yards for ashlar install waste. Furnish and install VCT per work letter, Armstrong Excelon Blue/Gray, Charcoal, and Little Green Apple (3 color pattern) at break room per plan. Furnish and install 4” rubber cove base throughout space at all walls, color TBD. Install rubber transition reducer at VCT/Carpet transition.

28,152.

Painting – Paint walls per attached paint plan. Prime and up to (2) coats latex finish at all new walls, up to grid, Two coats finish at existing walls.

8,520,

Plumbing – Rough-in supply and drain line for new plumbing fixtures, drain connection to be made in floor 3 office where sink was previously cut and capped (cobalt’s old break room). Furnish and install ADA sink, valve/fixture, water filter with two supply lines to coffee and dispenser. Hot water supply to be tied into buildings. Furnish and install dishwasher (non-ADA), included stainless steel GE model GDF520PSFSS, see attached cut sheet. Sink: 25x22 stainless steel with Moen ADA valce. Filter: Everpure water filtration system with spout.

4,810.

HVAC – Demo and cap unused ducting/grilles. Alterations throughout for new floor plan. Furnish and install (3) new supply air diffusers and modify/add ducting as needed. Relocate (5) diffusers and extend ducting as needed. Relocate (6) return air grilles and install sound boot at CEO office. Relocate (2) zone sensor t-stats due to demo. Comfort balance (4) VAV zones, these are the zones that are affected by the work. Includes mechanical design, engineering, and permit.

5,220.

Electrical – Demo as needed for demolition. Relocate existing recessed light fixtures and re-lamp as needed. Remove pendant lights and wiring. Reconfigure lighting and switching per new layout. Reuse light fixtures as able to provide adequate lighting throughout while matching building standard and lighting pattern. Provide and install:

•	(6) furniture feeds and connections (beyond what is existing) with data pull string/ring.

•	(14) general purpose receptacles

•	(16) data mud ring and string

•	(4) dedicated GFCI receptacles at break room

•	(1) timer switch at break room

•	(2) break room counter GFCI outlets

•	12 LF under cabinet lighting

•	(1) dedicated 120V/20A for copier

•	Install only (10) owner provided wall mounted linear office lights

•	(4) recessed 2x2’s to match existing (in addition to 2x2’s being relocated)

•	(6) occupancy sensor switches

16,958.

Access Controls — relocate server closet key card reader to new corridor door. Install card reader and make connection to electronic latch.

800.

General – Site supervision/management, continuous clean-up, final clean, small tools, dump fees, material hauling, truck fees / deliveries.

8,850.

Subtotal	121,071.
Overhead and Profit (11%)	13,318.

Estimate Amount (plus tax)	$134,389.00
Sales Tax (9.5%)	12,766.95

Total (including tax)	$147,155.95

Excludes: Building permit, engineering and architectural fees, glazing film, appliances (other than dishwasher), blinds, phone/data wiring and cabling, fire alarm work if required, after-hours work.

We look forward to working with you and please don’t hesitate to contact me with any questions.

Best Regards,

Matt Sinkula

Joseph S. Simmons Construction, Inc.

P.O. BOX 27089
SEATTLE, WA 98165
(208) 352-7227
FAX (206) 362-0118
JOSEPSS 153 JD

EXHIBIT D

RULES AND REGULATIONS

1. The sidewalks, halls, passages, elevators, stairways, exits and entrances of the Building shall not be obstructed by Tenant or used by it for any purpose other than for ingress and egress from the Premises. The halls, passages, exits, entrances, elevators, retail arcade, escalators, balconies and stairways are not for the use of the general public, and Landlord shall in all cases retain the right to control and prevent access to those areas by all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the Building and its tenants, provided that nothing in this Lease shall be construed to prevent access to persons with whom Tenant normally deals in the ordinary course of its business, unless those persons are engaged in illegal activities. Tenant shall not go upon the roof of the Building, except in areas that Landlord may designate as “Common Areas” from time to time.

2. The Premises shall not be used for lodging or sleeping. Unless ancillary to a restaurant or other food service use specifically authorized in Tenant’s Lease, no cooking shall be done or permitted by Tenant on the Premises, except that the preparation of hot beverages and use of microwave ovens for Tenant and its employees shall be permitted.

3. Landlord shall clean the leased Premises in manner reasonably standard and consistent with the Building as a first class building in Seattle, Washington, attached hereto, and except with the written consent of Landlord, no person or persons other than those approved by Landlord will be permitted to enter the Building for such purpose, but Tenant shall have the right to have an employee on the Premises for special and/or extraordinary cleaning as desired by Tenant and at Tenant’s expense. Tenant shall not cause unnecessary labor by reason of Tenant’s carelessness and indifference in the preservation of good order and cleanliness.

4. Tenant shall not alter any lock or install a new or additional lock or any bolt on any door of the Premises without first obtaining Landlord’s prior permission and then immediately furnishing Landlord with a key for any new or changed lock. Tenant, upon the termination of its tenancy, shall deliver to Landlord all keys and/or security cards to doors in the Building and the Premises that shall have been furnished to Tenant and in the event of loss of any keys and/or security cards so furnished, shall pay Landlord for the lost keys and/or security cards and changing of locks as a result of such loss.

5. The freight elevator shall be available for use by Tenant at no charge, subject to reasonable scheduling, as Landlord shall deem appropriate. The persons employed by Tenant to move equipment or other items in or out of the Building must be acceptable to Landlord. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, supplies, furniture or other property brought into the Building. No safes or other objects larger or heavier than the freight elevator of the Building is limited to carry shall be brought into or installed on the Premises without Landlord’s prior written consent. Heavy objects shall, if considered necessary by Landlord, stand on wood strips of thickness as is necessary to properly distribute the weight of those objects. Landlord will not be responsible for loss of or damage to any property from any cause, and all damage done to the Building by moving or maintaining Tenant’s property shall be repaired at the expense of Tenant. The moving of heavy objects shall occur only between those hours as may be designated by and only upon written notice to Landlord and the persons employed to move heavy objects in or out of the Building must be acceptable to Landlord.

6. Tenant shall not use or keep in the Premises or the Building any kerosene, gasoline or flammable or combustible fluid or materials or use any method of heating or air conditioning other than that supplied by Landlord. Tenant shall not sweep or throw or permit to be swept or thrown from the Premises any debris or other substance into any of the corridors, halls or lobbies or out of the doors or windows or into the stairways of the Building and Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or

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substance in the Premises. Tenant shall not use, keep or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business in the Building.

7. During non-business hours and on holidays access to the Building, or to the halls, corridors or stairways in the Building, or to the Premises, may be refused unless the person seeking access is known to the Building and has a pass or is properly identified. Landlord shall in no case be liable for damages for the admission to or exclusion from the Building of any person whom Landlord has the right to exclude under Rule 1 above. In case of invasion, mob, riot, public excitement or other circumstances rendering that action advisable in Landlord’s opinion, Landlord reserves the right to prevent access to the Building during the continuance of that activity by taking those actions that Landlord may deem appropriate, including closing entrances to the Building.

8. Tenant shall see that the doors of the Premises are closed and securely locked when Tenant’s employees leave the Premises, after hours.

9. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, no foreign substance of any kind whatsoever shall be deposited in any of them, and any damage resulting to them from Tenant’s misuse shall be paid for by Tenant.

10. Except with the prior written consent of Landlord, Tenant shall not sell, or permit the sale from the Premises of newspapers, magazines, periodicals, theater tickets or any other goods, merchandise or service, nor shall Tenant carry on, or permit or allow any employee or other person to carry on, business in or from the Premises for the service or accommodation of occupants of any other portion of the Building, nor shall the Premises be used for manufacturing of any kind, or for any business or activity other than that specifically provided for in Tenant’s Lease. No Tenant shall obtain for use upon the Premises ice, towel and other similar services, or accept barbering or shoe polishing services in the Premises, except from persons authorized by Landlord and at hours and under regulations fixed by Landlord.

11. Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building.

12. Tenant shall not use in any space, or in the Common Areas of the Building, any hand trucks except those equipped with rubber tires and side guards or other material handling equipment as Landlord may approve. No other vehicles of any kind shall be brought by Tenant into the Building or kept in or about the Premises. All mail carts shall be equipped with rubber guards to protect elevators, doors and hallways.

13. No sign, advertisement or notice visible from the exterior of the Premises shall be inscribed, painted or affixed by Tenant on any part of the Building or the Premises without the prior written consent of Landlord. If Landlord shall have consented at anytime, whether before or after the execution of this Lease, that consent shall in no way operate as a waiver or release of any of the provisions of this Rule 13 or of this Lease, and shall be deemed to relate only to the particular sign, advertisement or notice so consented to by Landlord and shall not be construed as dispensing with the necessity of obtaining the specific written consent of Landlord with respect to each and every such sign, advertisement or notice other than the particular sign, advertisement or notice, as the case may be, so consented to by Landlord.

14. Except as shown in the design plan approved by Landlord, the sashes, sash doors, windows, glass relights, and any lights or skylights that reflect or admit light into the halls or other places of the Building shall not be covered or obstructed and, there shall be no hanging plants or other similar objects in the immediate vicinity of the windows or placed upon the window sills or hung from the window heads.

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15. No tenant shall lay linoleum or other similar floor covering so that it is affixed to the floor of the Premises in any manner except by a paste, or other material which may easily be removed with water, the use of cement or other similar adhesive materials being expressly prohibited. The method of affixing any linoleum or other similar floor covering to the floor, as well as the method of affixing carpets or rugs to the Premises, shall be subject to approval by Landlord. The expense of repairing any damage resulting from a violation of this Rule 15 shall be borne by the Tenant by whom, or by whose agents, clerks, employees or visitors, the damage shall have been caused.

16. All loading, unloading, and delivery of merchandise, supplies, materials and furniture to the Premises shall be made during reasonable hours and in entryways and elevators, as Landlord shall designate. In its use of the building loading dock, Tenant shall not obstruct or permit the obstruction of loading areas, and at no time shall Tenant park vehicles in the loading areas except for loading and unloading.

17. Canvassing, soliciting, peddling or distribution of handbills or any other written material in the Building is prohibited and Tenant shall cooperate to prevent these activities.

18. Tenant shall not permit the use or the operation of any coin operated machines on the Premises, including, without limitation, vending machines, video games, pinball machines, or pay telephones without the prior written consent of Landlord.

19. Landlord may direct the use of all pest extermination and scavenger contractors throughout the Building and/or Premises at intervals as Landlord may require.

20. If Tenant desires telephone or telegraph connections, Landlord will direct service technicians as to where and how the wires are to be introduced. No boring or cutting for wires or otherwise shall be made without directions from Landlord,

21. Tenant shall immediately, upon request from Landlord (which request need not be in writing), reduce its lighting in the Premises for temporary periods designated by Landlord, when required in Landlord’s judgment to prevent overloads of mechanical or electrical systems of the Building.

22. Landlord reserves the right to select the name of the Building and to change the name as it may deem appropriate from time to time, and Tenant shall not refer to the Building by any name other than: (a) the names as selected by Landlord (as that name may be changed from time to time), or (b) the postal address, approved by the United States Post Office. Tenant shall not use the name of the Building in any respect other than as an address of its operation in the Building without the prior written consent of Landlord.

23. The requirements of Tenant will be attended to only upon application by telephone, email, or in person at the office of the Building manager. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instruction from Landlord.

24. Landlord may waive any one or more of the Rules and Regulations for the benefit of any particular tenant or tenants, but no waiver by Landlord shall be construed as a waiver of the Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any Rules and Regulations against any or all of the tenants in the Building.

25. Wherever the word “Tenant” occurs in these Rules and Regulations, it is understood and agreed that it shall mean Tenant’s assigns, subtenants, associates, agents, clerks, employees and visitors. Wherever the word “Landlord” occurs in these Rules and Regulations, it is understood and agreed that it shall mean Landlord’s assigns, agents, clerks, employees and visitors.

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26. These Rules and Regulations are in addition to, and shall not be construed in any way to modify, alter or amend, in whole or part, the terms, covenants, agreements and conditions of any Lease of Premises in the Building.

27. Landlord reserves the right to make additional rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Building, and for the preservation of good order therein.

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EXHIBIT E

ADDITIONAL PROVISIONS

1. Option to Extend. Subject to the terms and conditions set forth in this Paragraph 1, Landlord hereby grants Tenant the right to extend the term of the Lease for one (1) additional period of five (5) years (the “Extension Term”). Written notice of Tenant’s exercise of the option to extend (“Option to Extend”) the Term of this Lease for the Extension Term must be delivered to Landlord no less than six (6) months and no more than twelve (12) months prior to the then pending Termination Date. The rate for the Extension Term shall be fair market rent. If Tenant is in default under this Lease beyond applicable notice and cure periods, Tenant shall have no right to exercise its rights to extend the term of this Lease until such default is cured; provided, that the period of time within which said option may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise said option because of a default. In the event Tenant fails to exercise the Option to Extend in the time periods contemplated above, the Term of this Lease shall expire upon the expiration of the then applicable Term, and Tenant shall have no further right to extend the Term hereof. In the event Tenant validly exercises the Option to Extend as herein provided, Basic Rent shall be adjusted as of the commencement date of an Extension Term as follows:

1.1 After exercise of the Option to Extend by Tenant, Landlord and Tenant shall attempt to agree upon Basic Rent for the Premises for the Extension Term, such rent to be the fair market rental value of the Premises for the Extension Term, as defined in Subsection 1.4 below. If the parties are unable to agree upon the Basic Rent for the Extension Term by the date which is four (4) months prior to the commencement of the Extension Term, then within fifteen (15) days thereafter each party, at its own cost and by giving notice to the other party, shall appoint a Real Estate Expert to set Basic Rent for the Extension Term. If a party does not appoint a Real Estate Expert within ten (10) days after the other party has given notice of the name of its Real Estate Expert, the single Real Estate Expert appointed shall be the sole Real Estate Expert and shall set Basic Rent for the Extension Term in accordance with the procedures set forth herein. If each party shall have so appointed a Real Estate Expert, the two Real Estate Experts shall meet promptly and attempt to select a third Real Estate Expert meeting the qualifications herein stated within fifteen (15) days after the last day the second Real Estate Expert is appointed. If the two Real Estate Experts are unable to agree on the third Real Estate Expert within such fifteen (15) day period, either of the parties to this Lease, by giving five (5) days’ notice to the other party, may apply to the then presiding judge of the Superior Court of King County for the selection of a third Real Estate Expert meeting the qualifications stated in this Section. The third Real Estate Expert, however selected, shall be a person who has not previously acted in any capacity for either party during the twenty-four (24) month period preceding the appointment.

1.2 Within fifteen (15) days after the selection of the third Real Estate Expert, each of Landlord and Tenant shall submit in written form to the third Real Estate Expert their respective determinations of the fair market rental value of the Premises. A party’s submission may include escalation provisions, indexed adjustments, or other features affecting the computation of Basic Rent that such party believes reflects market conditions at the time. Within thirty (30) days of his receipt of the submissions of Landlord and Tenant, the third Real Estate Expert shall determine Basic Rent for the Extension Term by selecting the submission that the third Real Estate Expert believes is closest to the actual fair market rental value. The fees and expenses of the third Real Estate Expert shall be borne by the party whose proposed fair market rental value was not selected by the third appraiser.

1.3 The Basic Rent applicable during the Extension Term shall be one hundred percent (100%) of the Basic Rent provided for in the submission that was selected by the third Real Estate Expert.

1.4 For purposes of the appraisal, the term “fair market rental value” shall mean the price that a ready and willing tenant would pay in a similar class building for similar premises, as of the Extension Term commencement date, as annual rent to a ready and willing landlord for the duration of the

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Extension Term if such premises were exposed for lease on the open market for a reasonable period of time, taking into consideration concessions and other factors then prevalent in the market; provided, however, the Real Estate Experts are not authorized to incorporate any such concessions in their determination unless explicitly forming part of a party’s submission described in Paragraph 1.2.

1.5 The Option to Extend granted to Tenant in this Lease is exclusive to the person or entity named as “Tenant” on page 1 of this Lease and/or any Permitted Transferee, and cannot be voluntarily or involuntarily assigned or exercised by any person or entity other than Tenant or a Permitted Transferee while Tenant is in full and actual possession of the Premises and without the intention of thereafter assigning or subletting. The Option to Extend herein granted to Tenant may not be separated from this Lease in any manner, by reservation or otherwise.

1.6 The term “Real Estate Expert” means either (i) an MAI real estate appraiser or (ii) a real estate broker with at least five (5) years full time commercial real estate leasing experience in the Seattle-Tacoma, Washington area immediately prior to his appointment, in either case (A) having a minimum of five (5) years’ experience in the Seattle, Washington commercial real estate market, (B) who shall be familiar with the valuation of comparable projects and leasable space in the Seattle, Washington market, and (C) who shall otherwise be qualified to act as an expert witness over objection to give opinion testimony addressed to the issue in a court of competent jurisdiction.

1.7 If, for any reason, Basic Rent for the Extension Term shall not have been determined pursuant to this Section 1 by the first day of the Extension Term, then Tenant shall (in addition to complying with all other terms and conditions of this Lease) continue to pay Basic Rent at the monthly rate in effect during the last month of the initial Lease Term and as otherwise set forth in this Lease and shall, within ten (10) business days’ notice of the final determination of the Basic Rent for the Extension Term, pay Landlord the difference, if any, in the Basic Rent for the Extension Term due pursuant to such determination and the amounts actually paid or shall receive a refund from Landlord of any overpayment.

1.8 When the Basic Rent for an Extension Term has been finally determined as provided herein, Landlord and Tenant shall promptly execute, acknowledge and deliver to the other party a written statement specifying therein the Basic Rent for an Extension Term.

1.9 Notwithstanding the foregoing, Tenant’s rights under this Paragraph 1 with respect to Space B (1.957 RSF) are conditioned on the non-exercise by March 1, 2016 (“Labkey”) of its right to expand the premises described in Labkey’s lease to include Space B. Landlord will timely notify Tenant of the exercise or non-exercise by Labkey of the expansion right. In the event Labkey exercises its expansion right, Tenant may exercise its rights under this Paragraph 1 with respect to Space A.

2. Right of First Opportunity. Landlord hereby grants Tenant a “Right of First Opportunity” to lease space which becomes available on Floors 2, 3 or 4 of the Building (the “RFO Space”), This Right of First Opportunity shall be exercisable during the Term of this Lease and is subject to the following terms, conditions, and limitations:

2.1 The Right of First Opportunity is subject and subordinate to all leases, options, expansion rights and rights of first offer/refusal affecting RFO Space in existence as of the date this Lease is executed; is not applicable to space occupied by a tenant who renews or extends a period of occupancy regardless of whether such tenant’s lease contains a renewal or extension provision); is not applicable to space added to a tenant’s lease in conjunction with the extension or renewal of such tenant’s occupancy regardless of whether such addition results from a contract right or negotiation; and is not applicable to RFO Space leased by Landlord prior to the Lease Commencement Date,

2.2 An RFO Space shall be deemed to be available for purposes of triggering Landlord’s Notice (as defined below) when (i) not less than nine (9) months remain in the term of any lease

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for RFO Space or (ii) at such time as Landlord decides to market the space, whichever occurs first. If, however, the tenant who has possession of and/or rights to the RFO Space does not vacate the RFO Space as of the end of the lease term, Landlord shall have no liability to Tenant for failure to deliver possession of the RFO Space to Tenant at such time as the rights of the prior tenant to the RFO Space have terminated, and until the prior tenant has actually vacated the RFO Space.

2.3 Landlord shall give Tenant written notice (“Landlord’s Notice”) at such time as any RFO Space becomes available. Landlord’s Notice shall identify the area comprising the RFO Space and the minimum term Landlord proposes to lease the RFO Space. Tenant shall have five (5) business days from receipt of Landlord’s Notice to elect to lease the RFO Space described in Landlord’s Notice. Tenant must make this election by written notice to Landlord within this five (5) business day period. As a precondition to electing to take this RFO Space, Tenant must not be in default under this Lease at the time of Tenant’s election. If for any reason Tenant fails to duly and timely exercise its Right of First Opportunity, Landlord shall be free to lease all or any portion of the RFO Space covered by Landlord’s Notice to any third party.

2.4 If Tenant elects to lease the RFO Space covered by Landlord’s Notice, Tenant’s lease of the applicable RFO Space shall commence on the date Landlord tenders possession of the RFO Space to Tenant (the “RFO Space Commencement Date”) and shall be on terms identical to those set forth in this Lease, except that:

(a) Tenant shall not be entitled to any concessions with respect to the RFO Space other than a tenant improvement allowance equal to $7.50 per square foot of rentable area comprising the RFO Space; provided, however, if the minimum term is less than 31 months, the tenant improvement allowance shall equal $7.50 per square foot of rentable area comprising the RFO Space multiplied by a fraction, the numerator of which is the number of months comprising the minimum term and the denominator of which is a factor equal to 31 months;

(b) the term for the RFO Space shall the minimum term identified in Landlord’s Notice; and

(e) Base Rent for each calendar month during term of the RFO Space shall be the same rate per square foot of rentable area shown in the Lease Summary for such month for “Space A” space. For any portion of the term of the RFO Space beyond Month 31 depicted in the Lease Summary, Base Rent shall be the greater of (i) the amount that would appear in the Lease Summary for the Space A space had the schedule continued by annual increases of $0.75 per square foot of rentable area per year or (ii) the then current “fair market rental value” of such space. If Landlord and Tenant are unable to agree on the “fair market rental value” for the RFO Space for the remaining balance of the term of the RFO Space subsequent to Month 31 of this Lease, then such “fair market rental value” shall be determined in accordance with the provisions of Paragraph 1 of this Exhibit E.

2.5 If Tenant fails to lease the RFO Space covered by Landlord’s Notice, and Landlord fails to execute a lease for all or a portion of the RFO Space within 180 days of the expiration of Tenant’s five (5) business day period to exercise, Landlord shall be obligated to deliver a new Landlord Notice before leasing RFO Space.

2.6 Notwithstanding anything to the contrary in this Paragraph 2, this Right of First Opportunity shall automatically terminate on the date which is nine (9) months prior to the expiration of the Term (including any extension options to the extent that such options are exercised by Tenant).

2.7 This option is personal to Tenant and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Tenant.

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3.1 Right of First Refusal. Landlord grants to Tenant an ongoing right of first refusal (ROFR) during the Lease Term for the suite on the second floor comprised of approximately 2,613 RSF and the suite on the third floor comprised of approximately 2,727 RSF. In the event Landlord has a bona fide offer from a third party to lease any ROFR space during the Lease Term, Landlord shall provide Tenant with written notice thereof (“ROFR Notice”) before entering into a lease of applicable ROFR space with such third party. Landlord’s ROFR Notice shall include all of the terms (e.g., rent, term, tenant improvement allowance, free rent, delivery date, etc.) upon which Landlord is willing to enter into a lease with such third party for the applicable ROFR Space.

Within five (5) business days following its receipt of a ROFR Notice, Tenant shall advise Landlord in writing whether Tenant elects to lease the applicable ROFR Space. If Tenant fails to notify Landlord of Tenant’s election within said five (5) business day period, then Tenant shall be deemed to have elected not to lease the ROFR Space according to the terms of the ROFR Notice.

3. Operating Expenses. Notwithstanding anything to the contrary contained in Section 4.2, that portion of Total Operating Expenses consisting of Controllable Operating Expenses shall not increase from one Lease Year to the next by more than five (5%) percent, on a non-cumulative basis. As used herein, the term “Controllable Operating Expenses” shall mean all Operating Expenses other than taxes, insurance premiums, water, electricity and other utility costs, snow and ice removal costs, windstorm restoration costs, amortized portions of capital expenditures described in Section 4.2, and such other costs or expenses that are not consistently incurred (or are not consistently incurred on the same basis) during each Lease Year.

4. Parking. Parking in the building’s underground parking facility shall be at monthly market rates as described in Exhibit G. During the term of the Lease, as the same may be extended, Tenant shall have the option to use up to, and Landlord the obligation to provide, a number of parking spaces equal to the Stipulated Parking Space in the building garage on a non-exclusive, unreserved basis. Tenant shall inform Landlord in writing the number of parking spaces that Tenant desires to use from time to time (which shall not exceed a number of parking spaces equal to the Stipulated Parking Spaces unless otherwise agreed to by Landlord). Tenant may relinquish spaces as of the end of a calendar month upon a minimum of 30 days’ notice to Landlord. Tenant may increase spaces (up to a number equal to the Stipulated Parking Spaces) as of the first day of a calendar month on a minimum of 60 days’ notice to Landlord. When available, Landlord will make additional parking available to Tenant on a month-to-month basis. Amounts payable by Tenant for parking is “Rent” for purposes of this Lease.

5. Early Access. Landlord and Tenant shall mutually cooperate to provide Tenant early access to the Premises a maximum of fourteen (14) days prior to the Substantial Completion of the Tenant Improvements for furniture, fixtures and equipment “FF&E” installation. Tenant shall not owe any Rent or Additional Rent for such period of early access. Landlord and Tenant acknowledge that the anticipated construction schedule and resulting time constraints may preclude Tenant from all or a portion of the desired early access period.

6. Storage. Landlord licenses to Tenant, and Tenant agrees to pay storage rent for, 730 square feet of storage space on the P3 level of the building parking garage and depicted on the second page of Exhibit A at the rate of $14.00 per square foot, during the term as the same may be extended. The storage rent shall be payable on the first day of each month during the Term. Storage rent constitutes “Rent” for purposes of this Lease.

7. Commencement Date Prior to Substantial Completion. Based on the tight construction schedule, Tenant, Landlord and its contractor shall each have access to the space upon lease execution as needed in order to complete the Tenant Improvements as efficiently as possible. Each of these parties agrees to coordinate with its counterparts on access, construction and installation items to allow for the most expeditious timeline but without creating disruption to its counterparts.

-4-	EXHIBIT E

EXHIBIT F

ESTOPPEL CERTIFICATE

(FORM)

(“Lender”)

(“Landlord”)

OFFICE TENANT ESTOPPEL CERTIFICATE

Re:	Lease Dated:
Commencement Date:
Termination Date:
Landlord:
Tenant:
	Premises:	Approximately sq. ft. located at Suite , Seattle, Washington (“Premises”)

Tenant under the above-described lease (the “Lease”) hereby certifies to Lender, Landlord and to any prospective purchaser as follows:

1. Attached hereto is a true, correct and complete copy of the Lease, the Premises of which are more particularly described in the Lease. The Lease represents the entire agreement between the parties as to the Premises and is now in full force and effect. All provisions of the Lease and the amendments thereto (if any) referred to above are hereby ratified.

2. The term of the Lease commenced on             ,         . Rent commenced to accrue on             ,         .

3. Tenant entered into occupancy of the Premises on or about             ,         . Tenant opened for business at the Premises on or about             ,         .

4. The initial term of the Lease shall expire on             , 20    , with                     (            ) renewal option(s) of a period of                 (            ) years each, or as set forth in the Lease.

5. The Lease has not been amended, modified, supplemented, or assigned, except as follows:

(if none, so state)

6. To Tenant’s knowledge, all conditions of the Lease to be performed by Landlord thereunder and necessary to the enforceability of the Lease have been satisfied, except as follows:

(if none, so state)

-1-	EXHIBIT F

7. Tenant acknowledges that the Lease has been (or will be) assigned to Lender.

8. The amount of fixed monthly rent is currently $        .

9. The amount of the security deposit (if arty) deposited by Tenant is $        . No other security deposits have been made.

10. Tenant is paying the full rental under the Lease, which rental has been paid in full as of the date hereof. No rental under the Lease has been paid for more than thirty (30) days in advance of its due date, except as required by the Lease.

11. To Tenant’s knowledge, there are no defaults on the part of Landlord under the Lease, and to Tenant’s knowledge, there are no events currently existing (or with the passage of time, giving of notice or both, would exist) which give Tenant the right to cancel or terminate the Lease, except as follows:

12. To Tenant’s knowledge, Tenant has no defense as to its obligations under the Lease and claims no setoff or counterclaim against Landlord, except as follows:

13. Tenant has no right to any concession (rental or otherwise) or similar compensation in connection with renting the space it occupies, except as provided in the Lease.

14. There are no actions, whether voluntary or otherwise, pending against the undersigned or any guarantor of Tenant’s obligations under the Lease pursuant to the bankruptcy or insolvency laws of the United States or any state thereof.

15. Tenant’s address for notices under the terms of the Lease is:

DATED:             ,         .

TENANT:		,

a

By:

Its:

Attachment - Lease

-2-	EXHIBIT F

EXHIBIT G

SUBORDINATION AGREEMENT

(FORM)

SUBORDINATION, ATTORNMENT,

NOTICE AND NON-DISTURBANCE AGREEMENT

THIS AGREEMENT is made as of the      day of             ,         , by and between                                          (“Tenant”), and                                          (“Lender”).

RECITALS:

A. Tenant entered into a certain lease (the “Lease”), dated the      day of             ,         , with                                  (“Landlord”), pertaining to certain improvements (the “Improvements”) constructed on land located in King County, Washington, described on Exhibit A (the land and the improvements are hereafter called “the Property”).

B. Lender [continues to] provide financing to Landlord (the “Loan”) which is secured by a Deed of Trust, Security Agreement and Financing Statement from Landlord recorded in the records of King County, Washington, creating a valid first lien on the Property and a valid Deed of Trust (the Deed of Trust and all renewals, modifications, substitutions, extensions and replacements thereof, including increases in the indebtedness secured thereby, are hereafter collectively called the “Deed of Trust”).

C. Lender has required that Tenant subordinate its interest in the Lease to the Deed of Trust and agree to attorn to Lender as a condition precedent to the making of the Loans.

NOW, THEREFORE, in consideration of the foregoing facts and the mutual covenants set forth herein, Tenant and Lender hereby agree as follows, notwithstanding anything contained in the Lease to the contrary;

1. Tenant agrees that the Lease and the rights of Tenant thereunder are and shall remain subordinate to the Deed of Trust and all renewals, extensions, and modifications thereof.

2. Lender agrees that Lender will not disturb the possession of Tenant under the Lease upon any judicial or nonjudicial foreclosure of the Deed of Trust, or upon acquiring title to the Property by deed in lieu of foreclosure if Tenant is not then in default under the Lease or hereunder beyond applicable notice and cure periods.

3. In the event of the foreclosure of the Deed of Trust, judicially or nonjudicially, or if title to the Property is conveyed by deed in lieu of foreclosure, Tenant agrees to attorn to and accept the purchaser(s) at the foreclosure sale(s) conducted pursuant to the Deed of Trust or the grantee(s) in such deed(s) in lieu of foreclosure and his or its (or their) heirs, legal representatives, successors and assigns as Landlord under the Lease for the balance then remaining of the term thereof, subject to all terms and conditions of the Lease; provided, however, that in no event shall any such purchaser (or grantee) of the Property or the holder of the Deed of Trust be; (i) liable for obligations or acts of Landlord occurring or arising prior to the date of such foreclosure or deed on lieu of foreclosure, (ii) liable for any rent paid in advance by Tenant for any period beyond the month in which Lender succeeds to the interest of Landlord under the Lease, (iii) subject to any offsets or defenses which Tenant may have against any prior Landlord, (iv) bound by any previous amendment or modification of the Lease or any waiver or forbearance by Landlord unless the same was

-1-	EXHIBIT G

approved in writing by Lender. Lender shall have no obligation and shall incur no liability with respect to construction of the Improvements or any tenant improvement work for Tenant’s use and occupancy at the commencement of the term of the Lease, but if any such obligation has not been fully performed as of the date Lender obtains title to the Property, Tenant shall have the option to terminate the Lease unless Lender delivers written notice to Tenant expressly assuming such obligations within thirty (30) days after the foreclosure sale or acceptance of the deed in lieu of foreclosure.

4. Tenant agrees that with respect to any written notice required to be given to Landlord under the Lease, a copy of such notice shall be delivered to Lender. Tenant also agrees to give Lender notice of each default of Landlord and any successor landlord under the Lease and thirty (30) days to cure such default prior to the exercise by Tenant of any right to terminate the Lease; provided that, if such default is of a nature that it is not capable of being cured within a 30-day period, Tenant shall not exercise any such right to terminate the Lease if Lender is diligently pursuing such cure. With respect to a default which is personal to Landlord such as bankruptcy and thus not capable of being cured by Lender or a default which is not capable of being cured without possession of the Property, Lender shall be deemed to be curing such default if, within such 30-day period, Lender commences and thereafter pursues (subject to any judicial stays, injunctions, or other delays) foreclosure proceedings with respect to the Property.

5. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered, whether actually received or not, when deposited in the United States Mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the parties hereto at the respective addresses set out opposite their names below, or such other addresses as they have heretofore specified by written notice delivered in accordance herewith:

Tenant:

Lender:

6. Tenant shall not pay rental under the Lease for more than one month in advance.

7. Tenant acknowledges that as of the date of execution of this Agreement, there is no default by the Landlord under the terms of the Lease and the Lease is in full force and effect.

8. Nothing in this Agreement shall be construed to require Lender to see to the application of the proceeds of the Loan, and Tenant’s agreement set forth herein shall not be impaired on account of any modifications of the documents evidencing and securing the Loans.

9. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their successors and assigns.

-2-	EXHIBIT G

EXECUTED as of the date set out above and all documents attached hereto will be effective on the date stated above.

TENANT:

a

By:

Its:

LENDER:

a

By:

Its:

-3-	EXHIBIT G

EXHIBIT H

PARKING AGREEMENT

AND

PARKING RULES AND REGULATIONS

PARKING AGREEMENT

Unless terminated as set forth herein, so long as the lease to which this Parking Agreement is attached (hereinafter the “Lease”) remains in effect, and so long as the Rules and Regulations adopted by Landlord are not violated, Tenant shall the option to rent from Landlord, and Landlord hereby agrees that Tenant shall have the option to rent, for use by Tenant and Tenant’s customers and employees, on a non-reserved and non-exclusive basis, up to the Stipulated Parking Spaces (as defined in the Lease) in the parking garage comprising a part of the Building (“Garage”). Tenant may validate customer parking by such methods or methods as Landlord or Landlords’ Parking Operator (“Operator”) may approve, at the validation rate and from time to time generally applicable to visitor parking. Landlord expressly reserves the right to designate parking areas and to modify the parking structure for other uses or to any extent. Monthly parking charges and periodic adjustments thereto are addressed in Exhibit E.

The following Rules and Regulations, including the sticker, plastic card or other identification system (“Parking Identification”) established by operator, are in effect until notice is given to Tenant of any change. Landlord reserves the right to modify and/or adopt such other reasonable and non-discriminatory Rules and Regulations for the Garage as it deems necessary for the operation of the Garage. Landlord may refuse to permit any person who violates the Rules and Regulations to park in the Garage, and any violation of these Rules and Regulations may result, in the operator’s full discretion, in the violator’s vehicle being barreled at a charge of $50.00 and/or removed at the violator’s expense. In either of said events, the Parking Identification supplied by Landlord may be requested by Landlord and must then be returned to Landlord.

RULES AND REGULATIONS

1.	Garage hours are posted at the entrance and exits of the Garage. Landlord reserves the right to adjust such hours provided that the hours for visitor parking shall not be less than Monday through Friday from 7:00 a.m. to 7:00 p.m.

2.	Vehicles must be parked entirely within stall lines painted on the floor.

3.	Monthly parkers may park in any open space not designated “reserved”, “handicapped” or “no parking”.

4.	All directional signs and arrows must be observed.

5.	The speed limit shall be 5 miles per hour.

6.	Parking is prohibited:

a.	In areas not striped for parking;

b.	In aisles;

c.	Where “no parking” signs are posted;

d.	In cross-hatched areas;

-1-	EXHIBIT H

e.	In such other areas as may be designated by operator;

f.	In compact stalls by oversized vehicles.

7.	The Parking Identification supplied by Landlord or operator shall remain the property of Landlord. Such Parking Identification must be displayed as requested and may not be mutilated in any manner. The serial number of the Parking Identification may not be obliterated. Parking Identification may be transferable upon prior authorization by Operator, but any Parking Identification in the possession of an unauthorized holder will be void.

8.	The monthly rate for rental of parking spaces is payable in advance and must be paid on or before the first day of each month. No deductions or allowances from the monthly rate will be made for days the designated parker does not use the Garage.

9.	Parking managers or attendants are not authorized to make or allow any exceptions to these Rules and Regulations.

10.	Every designated parker is required to park and lock his own vehicle. All responsibility for damage to vehicles or persons while in the Garage is assumed by the designated parker.

11.	Loss or theft of Parking Identification from vehicles must be reported to the Operator immediately.

a.	Any Parking Identification reported lost or stolen found on any unauthorized vehicle will be confiscated and the holder will be subject to prosecution.

b.	Any Parking Identification found by the user must be reported to the Operator immediately to avoid confusion.

12.	Spaces are for the express purpose of parking one vehicle per space. Washing, waxing, cleaning or servicing of any vehicle by the designated parker and/or his agents is prohibited.

13.	Parking shall be for motor vehicles only. Trailers, or similar transport vehicles designed to be towed by a motor vehicle, shall be prohibited.

14.	Operator reserves the right to refuse the sale of monthly stickers or other Parking Identification to any Tenant or person and/or his agents or representatives who willfully refuse to comply with the above Rules and Regulations and all posted city, state or federal ordinances, or laws or agreements.

15.	Tenant shall acquaint all persons to whom Tenant assigns parking spaces of these Rules and Regulations.

16.	Landlord shall not be responsible for any theft and/or vandalism to designated parker’s vehicle or its contents while in the Garage.

17.	If designated parker forgets Parking Identification and a daily ticket is pulled, that ticket must be presented for validation to the Operator the same day prior to exiting the Garage or otherwise, the posted daily parking rate will apply.

18.	Parking privileges shall be on an unassigned or executive valet basis as designated by Operator.

-2-	EXHIBIT H

19.	Garage monthly parking charges may be adjusted from time to time by Landlord; provided that the initial monthly parking charge shall be $250.00 per month per space and the same shall not be increased within the first twelve (12) months of the term.

20.	Upon receipt of payment, a fully completed signed parking application, and this Agreement, by operator, the designated parker will be issued Parking Identification to be used to gain access to the Garage. Only one Parking Identification will be issued and it is the responsibility of the designated parker to transfer the Parking Identification if they have more than one vehicle. Payment of the monthly parking is the responsibility of the Tenant. Parking access may be restricted depending on the parking area selected. Monthly parkers taking tickets to gain access to a restricted area will be responsible for payment of the posted parking rate upon exiting.

21.	Monthly parking fees are due and payable in advance on the first day of the month. If the monthly parking fee is not paid by the fifth working day of the month, Operator will terminate the monthly parking privileges and have the designated parker’s Parking Identification, if applicable, deleted from the system, denying access to the parking areas. If the fifth of the month falls on a weekend or holiday, the next business day will apply.

22.	There are no refunds granted for monthly parking for any reason.

-3-	EXHIBIT H

AMENDMENT NO. 1

TO

OFFICE LEASE AGREEMENT

THIS AMENDMENT NO. 1 TO THE OFFICE LEASE AGREEMENT (“First Amendment”) is made and entered into effective as of November 18, 2014 (“Effective Date”), by and between BLUME ROY BUILDING LLC, a Washington Limited Liability Company, (“Landlord”) and NANOSTRING TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into a certain Office Lease Agreement dated December 26, 2013 (“Initial Lease”), concerning 8,754 square feet of space (“Premises”) in the building commonly known as 617 Eastlake Building (“Building”) and located at 617 Eastlake Ave E, Suite 410, Seattle, Washington. As used herein, “Lease” shall mean the Initial Lease as modified by this First Amendment.

B. Landlord and Tenant have agreed to modify the Initial Lease to increase size of Premises and to extend the Lease Term.

C. Capitalized terms not defined in this First Amendment shall have the meaning assigned to such terms in the Initial Lease.

NOW, THEREFORE, in consideration of the foregoing, together with other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:

ARTICLE 22. That part of the Premises consisting of Suite #410 shall be increased by an additional 14,327 rentable square feet of space known as Suite #500, as depicted in Exhibit A, on February 1, 2015. Landlord shall use reasonable best efforts to have the Tenant Improvements completed by the Addition Date of February 1, 2015. Landlord and Tenant shall reasonably cooperate to minimize the impact of Landlord’s performance of the Tenant Improvements on Tenant’s use of the Premises.

Tenant shall have access to Suite #500 as of the date of mutual execution and delivery of this First Amendment for purposes of installing its furniture, fixtures, cabling and equipment; provided that Tenant shall coordinate with Landlord’s activities in the suite and comply with Landlord’s reasonable directives. Any such early access or occupancy by Tenant shall be subject to the terms and conditions of the Lease except that Tenant shall not be required to pay Basic Rent or Operating Expenses during or with respect to such early access period.

ARTICLE 23. As of the Addition Date, February 1, 2015, Section 1.1 a, b and c of the Initial Lease shall be deleted in their entirety and replaced with:

The Premises

Section 23.1	Total Rentable Area:	23,081 sq. ft.*

*	Total Rentable Area will be adjusted to 21,124 if LabKey properly exercises its right to expand into that certain 1,957 rentable square feet of space referred to as Space B in the Initial Lease.

Section 23.2	Floor Location:	Floor Four and Five
Section 23.3	Suite Number(s):	410 and 500

ARTICLE 24. Section 3.1 of the Lease Summary shall be deleted in its entirety and replaced with:

Section 24.1	Addition Date:	February 1, 2015

The Term of the Lease is hereby extended for a period of one hundred twenty (120) full calendar months, commencing on the Addition Date and expiring on the last day of the one-hundred twentieth (120th) full calendar month after the Addition Date (“Termination Date”); provided that if Tenant so elects, in Tenant’s sole discretion, the Term of the Lease will instead be extended for a period of up to one hundred thirty-eight (138) full calendar months, commencing on the Addition Date and expiring on the last day of the designated full calendar month after the Addition Date (“Alternative Term”). Tenant may implement the Alternative Term by providing written notice to Landlord of its election within eighteen (18) months of the Effective Date. The Alternative Term shall be on the same terms and conditions of this Lease, as if it was originally stated in this First Amendment, with Basic Rent continuing to increase annually at a rate of seventy-five cents ($0.75) per rentable square feet.

ARTICLE 25. Effective February 1, 2015 through January 31, 2016, rent shall be abated for suite 410. As of the Addition Date, Section 4.1 of the Lease Summary of the Initial Lease shall be deleted in its entirety and replaced with the Basic Rent outlined in Table A for the expanded Premises. Should the neighboring tenant, LabKey, properly exercise its right to expand into Space B by March 1, 2016 and take occupancy September 1, 2016, then Landlord and Tenant shall follow the adjusted Basic Rent Table B. Landlord hereby agrees to use reasonable best efforts to persuade Labkey to waive or otherwise delay the exercise of its right to expand. If LabKey does expand into Space B, Nanostring agrees to vacate Space B by July 31, 2016 for Landlord to make necessary alterations to the space.

Table A

Period	RSF	Monthly Rent	PSF
2/1/15 – 1/31/16	14,327	$38,205.33	$32.00
2/1/16 – 1/31/17	23,081	$63,472.75	$33.00
2/1/17 – 1/31/18	23,081	$64,915.31	$33.75
2/1/18 – 1/31/19	23,081	$66,357.88	$34.50
2/1/19 – 1/31/20	23,081	$67,800.44	$35.25
2/1/20 – 1/31/21	23,081	$69,243.00	$36.00
2/1/21 – 1/31/22	23,081	$70,685.56	$36.75
2/1/22 – 1/31/23	23,081	$72,128.13	$37.50
2/1/23 – 1/31/24	23,081	$73,570.69	$38.25
2/1/24 – 1/31/25	23,081	$75,013.25	$39.00

Table B

Period	RSF	Monthly Rent	PSF
2/1/15 – 1/31/16	14,327	$38,205.33	$32.00
2/1/16 – 7/31/16	23,081	$63,472.75	$33.00
8/1/16 – 1/31/17	21,142	$58,091.00	$33.00
2/1/17 – 11/31/18	21,124	$59,411.25	$33.75
2/1/18 – 1/31/19	21,124	$60,731.50	$34.50
2/1/19 – 1/31/20	21,124	$62,051.75	$35.25
2/1/20 – 1/31/21	21,124	$63,372.00	$36.00
2/1/21 – 1/31/22	21,124	$64,692.25	$36.75
2/1/22 – 1/31/23	21,124	$66,012.50	$37.50
2/1/23 – 1/31/24	21,124	$67,332.75	$38.25
2/1/24 – 1/31/25	21,124	$68,653.00	$39.00

ARTICLE 26. As of the Addition Date, Section 4.2 of the Lease Summary of the Initial Lease shall be deleted in its entirety and replaced with

Section 26.1	Tenant’s Proportionate Share:	28%*

*	Tenant’s Proportionate Share will be adjusted to 25% if LabKey properly exercises its right to expand into that certain 1,957 rentable square feet of space referred to as Space B in the Initial Lease. Landlord acknowledges and agrees that Section 3 (Operating Expenses) of Exhibit E to the Initial Lease remains in full force and effect.

Section 26.2	Base Year:	2015

ARTICLE 27. Section 5.1 of the Lease Summary of the Initial Lease shall be deleted in its entirety and replaced with

Security Deposit:	$75,013.25

Landlord acknowledges that it currently holds a security deposit in the amount of $23,101.42 in connection with Tenant’s lease of Suite #410. Tenant shall deliver the remaining portion of the revised Security Deposit (i.e., $51,911.83) to Landlord with its delivery of this First Amendment.

ARTICLE 28. Parking. In addition to the parking spaces stipulated in the Initial Lease, Tenant shall have the right but not the obligation to enter into parking contracts for twenty-one (21) additional parking stalls, in the building’s underground parking facility at monthly market rates (currently $250 per stall per month).

ARTICLE 29. Sublease and Assignment.

Section 29.1 Clauses one (1) and two (2) in the fifth sentence of Section 12.1 of the Initial Lease are hereby deleted and of no further force and effect. Further, the last sentence of Section 12.1 of the Initial Lease is hereby deleted and of no further force and effect.

ARTICLE 30. Signage. Tenant shall have the right, at its sole cost, to install exterior building signage above the fifth floor, subject to Landlord’s prior approval, which approval shall not be unreasonably conditioned, delayed or withheld, and in accordance with all applicable city codes. Landlord shall, at its sole cost, by the Addition Date provide Tenant with building-standard signage in the main lobby and fifth floor lobby in connection with Tenant’s lease of Suite #500.

ARTICLE 31. Option to Extend. Landlord and Tenant acknowledge and agree that Tenant’s Option to Extend, as set forth in Section 1 of Exhibit E to the Initial Lease, remains in full force and effect, except that, and notwithstanding anything to the contrary in the Lease, such Option shall be for a period of three (3) years (“Extension Term”).

ARTICLE 32. Right of First Opportunity. Landlord and Tenant acknowledge and agree that Tenant’s Right of First Opportunity, as set forth in Section 2 of Exhibit E to the Initial Lease, remains in full force and effect, except that, and notwithstanding anything to the contrary in the Lease, Paragraphs 2.4(a) and (c) thereof are hereby deleted and the following is added as a new Paragraph 2.4(a):

Basic Rent for each calendar month during the term of the RFO Space shall be the same rate per square foot of rentable area shown in the Lease Summary for such month for the Premises. For any portion of the term of the RFO Space beyond Month 120 depicted in the Lease Summary, Basic Rent shall be the fair market rent as defined in Exhibit E, Section 1 of the Initial Lease.

ARTICLE 33. Right of First Refusal. Landlord and Tenant acknowledge and agree that Tenant’s Right of First Refusal, as set forth in Section 3.1 of Exhibit E to the Initial Lease, remains in full force and effect.

ARTICLE 34. Brokers. Landlord was represented in this transaction by CBRE, Inc. Tenant warrants to Landlord that Tenant has not dealt with any brokerage company in connection with the negotiation or execution of this First Amendment other than Flinn Ferguson. Tenant’s broker shall be compensated by

Landlord in connection with this First Amendment pursuant to a separate agreement. Landlord and Tenant shall each indemnify, defend, and hold the other harmless from and against all costs, expenses, attorneys’ fees, liens, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under such party, other than such party’s broker. The foregoing indemnity shall survive the expiration or earlier termination of the Lease.

ARTICLE 35. Effective Date of Modifications. The amendments and modifications provided for in this First Amendment shall be effective upon the mutual execution and delivery of this First Amendment, except as otherwise expressly set forth in this First Amendment.

ARTICLE 36. Ratification. Except as specifically modified as set forth in this First Amendment, Landlord and Tenant ratify and confirm the Initial Lease and all provisions contained therein as originally executed.

IN WITNESS WHEREOF, this First Amendment is executed effective as of the day and year first written above.

TENANT:	NANOSTRING TECHNOLGIES, INC.,
a Delaware corporation

	By:	/s/ Wayne Burns
WAYNE BURNS
SVR Operations & Administration

LANDLORD:	BLUME ROY BUILDING LLC,
a Washington limited liability company

	By:	/s/ Bruce Blume
BRUCE M. BLUME
Manager

TENANT’S ACKNOWLEDGEMENT

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgement is the person whose true signature appears on this document.

On this 18th day of November, 2014, before me before me personally appeared WAYNE BURNS to me known to be the SVP Operations & Administration of NANOSTRING TECHNOLOGIES, INC., the Delaware corporation, that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument and that the seal affixed, if any is the corporate seal of said corporation.

WITNESS my hand and official seal hereto affixed the day and year first above written.

/s/ Julia Chandler
Notary Public in and for the State of Washington residing at 1007 130TH St. SW #N204

My commission expires:	September 12, 2018

[Type or Print Notary Name]

(Use This Space for Notarial Seal Stamp)

LANDLORD’S ACKNOWLEDGEMENT

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgement is the person whose true signature appears on this document.

On this 22nd day of December, 2014, before me before me personally appeared BRUCE BLUM to me known to be the SVP Operations & Administration of BLUME ROY BUILDING LLC., the Delaware corporation, that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument and that the seal affixed, if any is the corporate seal of said corporation.

WITNESS my hand and official seal hereto affixed the day and year first above written.

/s/ Tara Raymond
Notary Public in and for the State of Washington
residing at	Seattle, Washington

My commission expires:	4-20-2016
Tara Raymond [Type or Print Notary Name]

(Use This Space for Notarial Seal Stamp)

EXHIBIT A

EXHIBIT B

WORK LETTER FOR TENANT IMPROVEMENTS

A.	LANDLORD’S WORK.

Landlord’s Work: Landlord agrees, to perform the work (the “Landlord’s Work”, or “Tenant Improvements”) per the attached quotation prepared by Joseph S. Simmons Construction Inc (“Construction Contractor”), hereinafter referred to as the “Final Plan”. Landlord will engage the Construction Contractor and oversee the construction of the improvements described in the Final Plan (the “Tenant Improvements”). Landlord shall be financially responsible for the first $286,540.00 (“TI Allowance”) of the cost of the Tenant Improvements and shall use commercially reasonable efforts to manage the construction and installation of the Tenant Improvements such that the cost of the same will not exceed the amount quoted by the Construction Contractor as depicted in the Final Plan. Tenant shall be responsible for the cost of the Tenant Improvements in excess of the TI Allowance, and Tenant shall reimburse Landlord for any excess upon receipt of the Final Invoice from the Construction Contractor. If Tenant makes any changes to the approved space plan, the costs of such changes will be the responsibility of the Tenant but not in excess of the amount by which the final cost exceeds the TI Allowance. Notwithstanding anything to the contrary, the TI Allowance may be applied to construction costs, permits, Washington State sales tax, architectural fees, telecommunications and data equipment, cabling, security systems, and moving costs. Tenant may allocate up to twenty-five percent (25%) of the allowance towards improvements to Suite #410 of the Premises or soft costs. Landlord shall pay the Construction Contractor directly and any other costs payable out of the TI Allowance shall be paid by Landlord within thirty (30) days of receipt of written invoice or the date all costs to be paid from the TI Allowance have been submitted to Landlord, whichever is later.

B.	TENANT’S WORK

Tenant’s Work: The architect for Landlord’s Work shall be Burgess Design, Inc., and their fees may at Tenant’s option be paid out of the TI Allowance in accordance with Paragraph A above. Tenant agrees to coordinate the preparation of all design and working drawings and specifications relating to completion of Tenant Improvements by Landlord. Tenant shall submit design drawings to Landlord for prior approval, which shall not be unreasonably withheld, conditioned or delayed. Landlord shall not charge a fee for oversight of the construction drawings or construction of the Tenant Improvements. Tenant shall install telephone/data cabling, furniture, and other equipment in the Premises, provided that if the cost of the Tenant Improvements is less than the TI Allowance, then Tenant may apply any remaining portion of the TI Allowance toward such costs, which shall be paid by Landlord to Tenant within thirty (30) days of receipt of written invoice or the date all costs to be paid from the TI Allowance have been submitted to Landlord, whichever is later.

C.	GENERAL REQUIREMENTS

1. Landlord’s Work shall be carried out with good workmanship and with new materials, which shall all be of a high quality and conforming to the best standards of practice, and shall not be in contravention of the laws, codes or regulations.

2. Landlord represents that all of Landlord’s Work shall be performed in a complete workman like manner. Landlord shall deliver the Premises to Tenant with all of Landlord’s Work completed in accordance with the plans and specifications setting forth Landlord’s Work. Landlord warrants to Tenant that Landlord’s work shall be free from defect, and that for a period of one year from delivery of Suite #500 of the Premises (and improvements, if any, to Suite #410 of the Premises) to Tenant Landlord shall repair or replace any defective materials or work associated with Landlord’s Work.

3. At the completion of Landlord’s Work, Landlord shall leave the Premises clean and to the satisfaction of Landlord and shall remove all tools, equipment and surplus materials from the Premises and the Project and remove all waste material and refuse from the Premises and deposit them in places or in receptacles designated by Landlord. The final clean-up shall include the cleaning of all lighting fixtures, millwork units, store fronts and space which may be affected by the work.

4. If Landlord’s contractor neglects to carry out the work properly or fails to perform any work required by or in accordance with the Approved Final Plans, Landlord, shall within twenty (20) days written notice from Tenant complete the work, remedy the default or make good any deficiencies at Landlord’s expense.

5. Landlord shall indemnify and hold harmless Tenant from and against any and all claims arising out of work done by Landlord or its contractors and Landlord shall promptly cause to be removed any liens filed against title to the Premises.

6. Landlord shall perform its work expeditiously and efficiently and shall complete the same within the period stipulated in the Lease or any other agreement between the parties subject only to circumstances over which Landlord has no control and which by the exercise of due diligence could not have been avoided.

7. Landlord shall obtain from all contractors and subcontractors providing material and labor in the construction of the Tenant Improvements commercially reasonable warranties (including manufacturers’ warranties) for materials or labor as are typically available from such contractors or subcontractors. Such warranties shall run to Landlord and Tenant during the Term and thereafter to Landlord. Landlord shall provide copies of such warranties to Tenant upon request.

November 14th, 2014 The Blume Company 617 Eastlake Ave E, Suite 340 Seattle, WA 98109

Re: 617 Eastlake 5th Floor — Nanostrin2 Expansion T.I. Proposal

Mr. Greg Blume,

The following is our quotation for the tenant improvement work at 617 Eastlake Ave E, Seattle WA, 5th Floor. Estimate is based on the provided plan by Burgess Design “permit set” 11.13.14, onsite walk-thru, ongoing revisions sent via email, and written clarifications below. A description of the work is as follows.

Demolition

•	Prep and seal off work areas. Disruptive demolition work to take place after hours.

•	Demolition of all wall and door assemblies per plan.

•	Detach and set aside doors/frames to be reused.

•	Demolish all casework and fixtures per plan

•	Cut and cap all plumbing

•	Remove all carpeting, pad, base, hardwood flooring throughout suite.

•	X-ray floor, core drill for new in-floor locations electrical drops and in-floor power.

•	Demo ceiling tile in storage room 516 and door frame.

•	Haul and dispose of all debris.

20,535.

Rough Carpentry

•	Backing and rough opening bucks.

•	Misc backing for accessories and wall mounted TV.

1,935.

Casework

•	Furnish and install p-lam casework at break room 536 per plan.

•	Furnish and install p-lam printer area casework per plan at an 537 and 512.

•	Work station island by others.

11,330.

Ceiling Sound Attenuation

•	Furnish and install sound batt R-11 above grid at perimeter office locations (2’ wide each side of common walls) as shown on floorplan sketch by Simmons.

1,889.

Doors, Frames, and Hardware

•	Refer to attached door schedule. All doors to be prefinished, stained to building standard, white ash oak floor to ceiling. All frames to be clear anodized aluminum, matched to building standard, All hardware to be mortise corbin russwin, Dirke levers matched to building standard complete with all hinges and door stops.

•	Furnish and install (15) private office doors with sidelite units (overall sizes vary per plan) with mortise building standard hardware and keyed cylinder locks.

•	Furnish and install (1) rated double entry door with wired viewing glass section with building standard electric mortise lock, prepped and wired for key card access on buildings system.

•	Furnish and install clerestory frame at break room.

•	Furnish and install (1) relite frame at conf room.

•	Furnish and install solid core building standard 1-hr rated door at storage rm 516 with lock and hardware.

•	Relocate (1) existing single doors and frames

•	Relocate (1) office door with sidelite unit and glazing.

•	Bore and prep (17) doors for cylinder lock hardware.

42,018.

Keying

•	Re-key (27) total locks. Excludes keys, TBD pending tenants requested quantities (keys are $18ea after tax total, in addition to proposal).

•	Furnish and install (15) new keyed Modeco cylinders.

•	Prep and bore for cylinders.

•	Assumes the existing doors to be re-keyed will have cylinders provided by owner.

2,971.

Glazing

•	Furnish and install 3/8” clear tempered glazing at (15) new private office sidelite units, silicone butt jointed in equal sections.

•	Furnish and install 3/8” clear tempered glazing at clerestory.

•	Furnish and install 3/8” clear tempered glazing at conf nn relite.

19,450.

Metal Framing & GWB

•	Frame new steel stud walls per revised space plan sent 11.06,14 and CEO layout revisions emailed 11.10.14

•	All new walls to have 5/8” GWB with sound batt insulation.

•	Frame and finish GWB ceilings per plan

•	All new GWB to be smooth level 4 finish.

•	All work to take place during normal business hours

28,946.

Acoustical Ceiling

•	Furnish and install grid and building standard ceiling tile where shown per plan.

•	Remove and re-install approximately 30% of existing ceiling tile for work to take place.

•	Repair damaged grid and tiles throughout suite.

•	Furnish and install rated ceiling tile in storage room 516.

•	Remove and re-install ceiling tile for sound insulation above office perimeters.

12,363.

Flooring

•	Furnish and install Nanostring standard Shaw Contract carpet tile “Wander” color 37505 Myth per plan at CPT locations and restroom vestibule.

•	Furnish and install Nanostring standard VCT in multi-color (3 colors) pattern in break room similar to their 4th floor space, same colors and specs.

•	Furnish and install Nanostring standard server room VCT.

•	Furnish and install 4” rubber base, nanostring standard Charcoal throughout suite.

•	Includes floor prep throughout.

•	NOTE: Research and attempt to reuse hardwood floor from west conference for flooring in the restroom vestibule instead of CPT as priced.

45,816.

Painting

•	Prime and paint all new GWB walls and ceilings

•	Paint (2) coats existing GWB walls and ceilings throughout suite.

16,025.

Specialties

•	Furnish and install (1) new fire extinguisher building standard cabinet.

•	Relocate (1) existing fire extinguisher cabinet.

890.

Plumbing

•	Relocate plumbing supply lines for new break room location per plan.

•	Assumes HW supply line to be reused.

•	Rough-in new plumbing fixtures and drain lines per plan.

•	Furnish and install break room Elkay GECR2521L sink with Kohler K-7776-5 valve and K-16102-5 handles.

•	Provide DW hook-up.

•	Provide coffee maker line hook-up under sink.

•	All appliances (other than dishwasher) furnished/installed by others.

•	Furnish and install stainless steel GE 24” GLDT696DSS Built-In Integrated ADA Compliant dishwasher.

4,720.

HVAC

•	Re-use existing VAV’s, assumes existing equipment is adequate for space.

•	Relocate (6) existing zone sensors.

•	Graphics and programming/updates to building system included.

•	Relocate (22) grilles and diffusers for new floorplan layout with all ducting.

•	Furnish and install (8) new grilles and diffusers for new distribution requirements.

•	Includes permit fees.

•	Final testing and balance of suite.

23,859.

Electrical

•	Demo as needed, remove fixtures to be reused/relocated.

•	Relocate (22) existing 2x2 troffers.

•	Furnish and install (11) new 2x2 building standard troffers.

•	Install/relocate (27) existing recessed 6” lights.

•	Install/relocate (8) existing lineal florescent lights

•	Furnish and install (8) new lineal florescent lights.

•	Install (32) owner provided wall mounted lineal lights in offices.

•	Furnish and install (5) exit lights.

•	Relocate automatic shades controls at west open office.

•	Re-lamping as needed.

•	(4) new daylight harvesting zones

•	(20) new occupancy sensors

•	(5) new switches

•	(35) general purpose receptacles

•	(32) data mud ring/string locations

•	(16) cut-in receptacles

•	(10) cut-in data locations

•	(2) receptacles under window locations at exterior walls

•	(2) GFI receptacles

•	(2) floor mounted 4-plex receptacles with data ports

•	(2) New 20amp furniture strike j-box, relocate (1) existing 20amp furniture strike. Hook-ups/connections to furniture by others.

•	Dedicated power for: coffee maker, dishwasher, fridge, printer, copier.

•	Demo dimming panel at NE area of suite and connect affected lights for operation.

•	Provide electrical permit/plan. Owner to provide accurate as-builts and panel schedule (not included if city required to produce new as-builts and panel schedule).

63,287.

Fire Alarm

•	Relocate existing devices at ceiling demo

•	Add devices required for space plan

•	Provide permit, review, final testing

7,290.

Access Controls

•	Install building standard key card reader access control at new double door on buildings system, terminate all readers to be demolished in space.

•	Relocate, wire, and install (2) additional card readers at NW hallway and restroom vestibule, configure all new locations to existing control panel.

4,778.

General

•	Site supervision & management

•	Cleaning and final cleaning services, VCT final waxing.

•	Dump fees, trucking/delivery, general labor.

14,820.

Subtotal	322,922.
Overhead and Profit (8%)	25,834.

Total (plus tax)	$348,756.00
Sales Tax (9.5%)	33,131.82

Total (including tax)	$381,887.82

Excludes: Building permit, engineering and architectural fees, glazing film, keys/copies of keys, appliances (except dishwasher), blinds, phone/data wiring and cabling, after-hours work unless noted above, furniture install and electrical connections to furniture.

We look forward to working with you and please don’t hesitate to contact me with any questions.

Best Regards,

Matt Sinkula

Joseph S. Simmons Construction, Inc.